UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Section 240.14a-12
Diamond Offshore Drilling, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

March 28, 2024

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Diamond Offshore Drilling, Inc. to be held in Boardroom A of the Customer Connection Center located at 757 N. Eldridge Parkway, Houston, Texas 77079, on Thursday, May 9, 2024, at 8:30 a.m. local time. Details regarding the meeting are provided in the accompanying Notice of Annual Meeting of Stockholders and proxy statement. We urge you to read this information carefully.

We would like to highlight several of the achievements of our Board of Directors and management team during 2023:

Continuing a Tradition of Operational Excellence: Extending a trend we started in 2022, during 2023 our customers awarded us approximately $485 million of new backlog at improving dayrates. In addition, in 2023 we safely completed five shipyard projects, while continuing to deliver industry-leading operational excellence for our customers.

Improving Balance Sheet: In 2023, we completed a refinancing transaction that resulted in our issuance of $550 million of senior secured second lien notes at a materially lower interest rate and later maturity date than our previously outstanding debt as well as an amended $300 million revolving credit facility. Our balance sheet is now stronger with an improved liquidity position, more financial and operational flexibility and with debt maturities extended to 2030.

Evolving Board Composition: Our Board continues to focus on maintaining a favorable balance of leadership, diverse perspectives, relevant strategic skill sets and professional experience. Six of our seven directors are independent. Diversity at our company is ever evolving, and our Board is leading by example. In 2021, our Board did not include any gender, racial or ethnic diversity. Now, one-third of the independent directors serving on our Board are either female or racially diverse. In addition, in 2023, in furtherance of our commitment to stockholder rights and strong governance, we amended our Certificate of Incorporation to declassify our Board, so that directors will be elected for one-year terms each year.

Focus on Operating Responsibly and Sustainably: Our Board provides strong oversight of the company’s corporate responsibility efforts. The first step in this process occurred in 2022, when we published our first Sustainability Report and made progress in reducing our fuel usage and the carbon footprint of our rigs. In 2023, we published an updated Sustainability Report, reported further sustainability advancements, including real-time emissions monitoring on several of our drilling rigs, improved our cybersecurity defenses and issued a new Human Rights Policy. We intend to improve in this important area each year.

On behalf of the Board and management, we appreciate your trust, support and participation.

Sincerely,

Neal P. Goldman	Bernie Wolford, Jr.
Chairman of the Board	President and Chief Executive Officer

[GRAPHIC APPEARS HERE]

DIAMOND OFFSHORE DRILLING, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 9, 2024

The annual meeting of stockholders of Diamond Offshore Drilling, Inc. will be held in Boardroom A of the Customer Connection Center located at 757 N. Eldridge Parkway, Houston, Texas 77079, on Thursday, May 9, 2024, at 8:30 a.m. local time, for the following purposes, as more fully described in the accompanying proxy statement:

•

To elect two directors, each to serve a term of one year expiring at the annual meeting of stockholders to be held in 2025 and until his/her respective successor is duly elected and qualified or until his/her earlier death, resignation, disqualification or removal;

•	To hold an advisory vote on executive compensation;

•	To ratify the appointment of Deloitte & Touche LLP as the independent auditor for our company and its subsidiaries for fiscal year 2024; and

•	To transact such other business as may properly come before the meeting or any adjournments or postponements.

Our stockholders of record at the close of business on March 15, 2024 are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements. Additional information regarding the annual meeting is included in the attached proxy statement. Your vote is important. Whether or not you plan to attend the meeting in person, please vote as promptly as possible using the Internet or telephone as instructed on your enclosed proxy card, or, if you received a paper copy of the proxy materials, by signing, dating and returning the proxy card. The Board of Directors recommends a vote FOR each of the two director nominees recommended by your Board on the proxy card, FOR the resolution approving executive compensation and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditor for fiscal year 2024.

March 28, 2024	By Order of the Board of Directors,

David L. Roland
Senior Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be Held on May 9, 2024:

Our proxy statement, proxy card and 2023 annual report are available at www.proxydocs.com/DO.

DIAMOND OFFSHORE DRILLING, INC.

PROXY STATEMENT SUMMARY

For the Annual Meeting of Stockholders

to be held on May 9, 2024

This summary is included to provide an introduction and overview of certain of the information in this proxy statement. This is a summary only and does not contain all of the information we have included in this proxy statement. You should refer to the full proxy statement for more information about us and the proposals you are being asked to consider.

ABOUT DIAMOND OFFSHORE

Diamond Offshore Drilling, Inc. (which we refer to in this proxy statement as we, our, us, Diamond Offshore, our company or the company) is a leader in offshore drilling, providing innovation, thought leadership and contract drilling services to solve complex deepwater challenges around the globe. We provide contract drilling services to the energy industry with a fleet of 12 floater rigs (four owned drillships, seven owned semisubmersibles and one managed rig). Additional information is available at http://www.diamondoffshore.com/.

DIRECTOR NOMINEES

After our emergence from our Chapter 11 reorganization in April 2021, our Board of Directors (or Board) was classified into three staggered classes, designated as Class I, Class II and Class III, with one class of directors standing for election each year. In 2023, the Board adopted and our stockholders approved amendments to our Certificate of Incorporation to declassify the Board and institute annual elections of directors on a phased-in basis over a period of three years and three annual meetings of stockholders, beginning with the 2024 annual meeting of stockholders (which we refer to as the Annual Meeting) and concluding at the 2026 annual meeting of stockholders. Directors elected at or after the Annual Meeting will be elected to one-year terms expiring at the next annual meeting of stockholders following their election. However, the term of any director elected or appointed to the Board before the Annual Meeting continues to be approximately three years. Similarly, any director elected or appointed to fill a vacancy opened by the departure of a director serving a classified term will serve the remainder of the departed director’s term. Declassification of the Board will be complete at the conclusion of the 2026 annual meeting of stockholders, and, as of that year and going forward, all directors will serve one-year terms.

Our current Class III directors serve for a term expiring at the Annual Meeting, and both of our current Class III directors have been nominated to stand for re-election at the Annual Meeting to serve a term of one year expiring at the annual meeting of stockholders to be held in 2025. The director nominees for the Annual Meeting are set forth below:

	Age	Director Since	Independent	Committees
Name				Audit	Compensation	NG&S
Benjamin C. Duster, IV	63	2022	X	X	X	—
Bernie Wolford, Jr	64	2021	—	—	—	—

INDEPENDENCE; CURRENT GENDER AND RACE BOARD DIVERSITY

2023 CORPORATE GOVERNANCE PRACTICES

We believe that strong corporate governance is essential and supports the long-term success of our business. Our Board and its committees help set the tone for our company, and our management devotes time and attention to matters of corporate responsibility, including environmental, social and governance (or ESG) matters. Our Nominating, Governance and Sustainability Committee (or the NG&S Committee) has primary oversight for our ethics and governance efforts. We strive to implement corporate governance policies and structures that reflect best practices, including:

✓	6 of our 7 directors are independent
✓	Independent chairs of the Board and Audit, Compensation and NG&S Committees
✓	100% of the Board has been refreshed since 2021
✓	Regular executive sessions where independent directors meet without management present
✓	Separation of the Chairman of the Board and Chief Executive Officer, or CEO, positions
✓	One-third of our independent directors are either female or racially diverse
✓	Annual Board and committee self-assessments
✓	Active Board oversight of strategy, risk management and ESG matters
✓	Prohibit directors and officers from pledging or hedging company stock
✓	Active and ongoing stakeholder engagement
✓	No poison pills
✓	All directors up for election are elected for one-year terms
✓	Director access to experts and advisors
✓	Comprehensive Code of Business Conduct and related policies for directors, officers and employees
✓	An Energy Policy, Human Rights Policy and annual Sustainability Report and Slavery and Human Trafficking Statement published on our website
✓	Policy on political contributions and lobbying

2023 COMPENSATION PROGRAMS AND PRACTICES

At our 2023 annual meeting of stockholders, our company received strong support for our executive compensation programs, with over 98% of votes cast approving, on an advisory basis, our executive compensation. In 2023, as in prior years, our Compensation Committee considered the results of the say-on-pay vote in its review of our compensation program and policies and determined to continue with a compensation program that we believe is thoughtful, consistent and aligns with the company’s business strategies. We generally strive to align pay with company performance and to link the majority of pay for executives to long-term business strategies and key priorities. We measure incentive performance against challenging goals that are aligned with our key business priorities. We discourage imprudent risk taking by avoiding undue emphasis on any one metric or short-term goal.

Certain other key features of our executive compensation program include:

✓	No tax gross-ups for executive officers
✓	“Double trigger” change in control benefits
✓	No non-CEO executive employment contracts
✓	Retain an independent compensation consultant reporting to our Compensation Committee
✓	Align our executive pay with performance
✓	Align executive compensation with stockholder returns through performance-based vesting of equity incentive awards
✓	Set challenging performance objectives
✓	Provide an appropriate mix of short- and long-term incentives
✓	Employ a thorough incentive plan goal-setting process to align goals with company strategy
✓	Include caps on individual payouts in short- and long-term incentive plans
✓	No excessive perquisites, benefits or severance benefits
✓	Robust clawback policies applicable to our senior management
✓	Maintain meaningful equity ownership guidelines for directors and executive officers
✓	Hold an annual “say-on-pay” advisory vote for stockholders

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, including the letter to stockholders, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (or the Exchange Act). All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. These types of statements are based on current expectations about future events and inherently are subject to a variety of assumptions, risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those expected, projected or expressed in forward-looking statements, and we can give no assurance that they will prove to be correct or that any plan, initiative, projection, target, goal, commitment or expectation can or will be achieved. Actual results may vary materially from those indicated or anticipated by such forward-looking statements. For a more detailed discussion of important factors that could cause actual results to differ materially from our expectations or results discussed in the forward-looking statements, see the information under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Form 10-K filed with the Securities and Exchange Commission (or the SEC), which is available on the SEC’s website at www.sec.gov or in the “Investors” section on our website at www.diamondoffshore.com. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in our expectations or beliefs with regard to the statement or any change in events, conditions or circumstances on which any forward-looking statement is based.

The preceding Internet addresses and all other Internet addresses referenced in this proxy statement are for information purposes only and are not intended to be a hyperlink. Accordingly, no information found or provided at such Internet addresses or at our website in general (or at other websites linked to our website) is intended or deemed to be incorporated by reference in this proxy statement.

DIAMOND OFFSHORE DRILLING, INC.

PROXY STATEMENT

For the Annual Meeting of Stockholders

to be held on May 9, 2024

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials, and when and where will the meeting be held?

Our Board is providing you these proxy materials in connection with the Board’s solicitation of proxies for our Annual Meeting to be held in Boardroom A of the Customer Connection Center located at 757 N. Eldridge Parkway, Houston, Texas 77079, on Thursday, May 9, 2024, commencing at 8:30 a.m. local time, and any adjournments and postponements of the Annual Meeting. This proxy statement summarizes information related to your vote at the Annual Meeting.

We intend to begin mailing proxy materials on or about March 28, 2024. Whether or not you plan to attend the Annual Meeting, you may submit a proxy to vote your shares by the Internet, phone or mail as described below.

If it is not possible or advisable to hold the Annual Meeting in person as planned, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the Annual Meeting solely by means of remote communication. Any such change, including details on how to participate and vote in a remote Annual Meeting, would be announced in advance, and details would be posted on our website at www.diamondoffshore.com and filed with the SEC. It is important that you retain a copy of your Control Number found on the proxy card or voting instruction form, as such number will be required to gain access to any remote Annual Meeting. As always, we encourage you to vote your shares prior to the Annual Meeting.

What is the purpose of the Annual Meeting, and how does the Board of Directors recommend that I vote?

At the Annual Meeting, you and our other stockholders entitled to vote at the Annual Meeting are requested to vote on the following proposals:

Voting Item	Board Recommendation	Reason for Recommendation
1. Election of Two Directors	FOR each nominee listed below and on the enclosed proxy card

The director nominees were recommended to the Board by our NG&S Committee. The Board believes the recommended nominees possess the skills and expertise necessary to successfully oversee the implementation of our strategic plans for the benefit of stockholders, employees and other stakeholders.

2. Approve Executive Compensation	FOR	The Board believes our executive compensation programs are reasonable and effectively align executive compensation with performance.

3. Ratify Appointment of Independent Auditors	FOR	As recommended by the Audit Committee.

Who is soliciting my proxy?

Our Board is soliciting proxies on our behalf using the enclosed proxy card to be voted at the Annual Meeting. All costs of soliciting the proxies will be paid by the company. Copies of solicitation materials will be furnished to banks, brokers, nominees and other fiduciaries and custodians to forward to beneficial owners of our common stock held by such persons. We will reimburse such persons for their reasonable out-of-pocket expenses in forwarding solicitation materials. In addition to solicitations by mail, some of the company’s directors, officers and other employees, without extra compensation, might supplement this solicitation by telephone, personal conversation or other communication.

Who is entitled to attend and vote at the Annual Meeting?

Only holders of record of our common stock at the close of business on March 15, 2024, the record date for the Annual Meeting (or the Record Date), or the holders of their valid proxies may attend and vote at the Annual Meeting. A list of our stockholders will be available for review at our executive offices in Houston, Texas during ordinary business hours for a period of 10 days prior to the meeting. Each person attending the Annual Meeting may be asked to present a photo ID before being admitted to the meeting. In addition, stockholders who hold their shares through a broker or nominee (i.e., in street name) should be prepared to provide proof of their beneficial ownership, such as a brokerage statement showing their ownership of shares as of March 15, 2024.

Each stockholder is entitled to one vote for each share of common stock held. Shares of our common stock represented in person or by a properly submitted proxy will be voted at the Annual Meeting. At the close of business on the Record Date, there were 102,466,864 shares of our common stock outstanding and entitled to vote. Common stock is our only class of stock entitled to vote at the Annual Meeting.

What constitutes a quorum?

The presence at the Annual Meeting, whether in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting is required to constitute a quorum for the transaction of business.

How do I vote?

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record, there are several ways for you to vote your shares. Whether or not you plan to attend the Annual Meeting, we urge you to vote by the enclosed proxy card prior to the Annual Meeting to ensure that your vote is counted.

•

Via the Internet: You may vote at the website listed on the enclosed proxy card 24 hours a day, seven days a week. Have your enclosed proxy card available when you access the website and use the Control Number shown on your proxy card.

•

By Telephone: You may vote using a touch-tone telephone by calling the toll-free number listed on the enclosed proxy card 24 hours a day, seven days a week. Have your enclosed proxy card available when you call and use the Control Number shown on your proxy card.

•

By Mail: You may vote using your enclosed proxy card by completing, signing, dating, and returning the proxy card in the self-addressed, postage-paid envelope provided. If you properly complete your enclosed proxy card and send it to us in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed.

•	In Person: You may vote in person during the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with proxy materials from that organization rather than directly from us. Please check with your bank, broker or other agent and follow the voting instructions they provide to vote your shares. Generally, you will have three options for returning your proxy.

•

By Method Listed on Your Voting Instruction Card: Please refer to your voting instruction card or other information provided by your broker, bank or other agent to determine whether you may vote by telephone or electronically on the Internet and follow the instructions on the voting instruction card or other information provided by your broker, bank or other agent. Many banks and brokerage firms offer Internet and telephone voting. If your bank, broker or other agent does not offer Internet or telephone voting information, please follow the other voting instructions they provide to vote your shares.

•	By Mail: You may vote by signing, dating and returning your voting instruction card in the pre-addressed envelope provided by your broker, bank or other agent.

•

In Person: To vote during the Annual Meeting, you may be required to obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with the proxy materials or contact your broker, bank or other agent to request the proxy form authorizing you to vote the shares.

If you receive multiple proxy cards from the company or your broker, bank or other agent, this usually indicates that your shares are held in more than one account, such as two brokerage accounts and are registered in different names. You should complete and return each of the proxy cards to ensure that all of your shares are voted. Unless you revoke your proxy, your shares of common stock represented by your proxy will be voted at the Annual Meeting in accordance with the directions given in your proxy.

How will my shares be voted if I do not specify how they should be voted?

If you are a stockholder of record and you indicate when voting in person, on the Internet or by telephone that you wish to vote as recommended by the Board, then your shares will be voted at the Annual Meeting in accordance with the Board’s recommendation on all matters presented for a vote at the Annual Meeting. Similarly, if you sign and return the enclosed proxy card but do not indicate how you want to vote your shares for a particular proposal or for all proposals, then for any proposal for which you do not so indicate, your shares will be voted in accordance with the Board’s recommendation.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then the organization that holds your shares may generally vote your shares in its discretion on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the Inspector of Election referred to below that it does not have the authority to vote on that matter with respect to your shares. This is generally referred to as a “broker non-vote.”

If any other matter is presented at the Annual Meeting, your proxy will vote in accordance with his or her best judgment. As of the date of this proxy statement, we know of no matters that need to be acted on at the Annual Meeting other than those discussed in this proxy statement.

Can I change my vote after I return my proxy card?

Your proxy may be revoked at any time before its exercise by signing, dating and delivering written notice of revocation to David L. Roland, Corporate Secretary, Diamond Offshore, 777 N. Eldridge Parkway, Suite 1100, Houston, Texas 77079, or by submitting a valid proxy that is dated later, or, if you attend the Annual Meeting in person, by submitting notice of revocation to the Inspector of Election during the Annual Meeting.

How will votes be recorded and where can I find the voting results of the Annual Meeting?

Votes will be tabulated and certified by our Inspector of Election. In tabulating votes, the Inspector of Election will make a record of the number of shares voted for or against each nominee and each other matter voted upon, the number of shares abstaining with respect to each nominee or other matter, and the number of shares held of record by broker-dealers that are present at the Annual Meeting but not voting. We plan to announce preliminary voting results during the Annual Meeting and to publish the final results in a current report on Form 8-K following the Annual Meeting.

What vote is required to approve each item to be voted on at the Annual Meeting?

Election of Directors. A plurality of the votes cast is required for the election of directors. Accordingly, the two valid nominees for election as directors at the Annual Meeting who receive the most “For” votes among votes properly cast for election will be elected.

Votes Required to Adopt Other Proposals. The affirmative vote of shares of common stock representing a majority of the votes cast (excluding abstentions and broker non-votes) by the holders of shares present and entitled to vote on the matter is required to approve each of the other proposals to be voted on at the Annual Meeting.

How are abstentions and broker non-votes counted?

Abstentions and broker non-votes (i.e., shares with respect to which a broker indicates that it does not have authority to vote on a matter) will be counted for purposes of determining whether a quorum is present at the Annual Meeting. Shares that are voted to abstain and broker non-votes will not be counted as votes cast and, therefore, will have no effect on the outcome of the voting for directors or the outcome of the voting for any other proposal.

Conduct of the Meeting

The Chairman has broad responsibility and legal authority to conduct the Annual Meeting in an orderly and timely manner. This authority includes establishing rules of conduct and procedures for stockholders who wish to attend the meeting. In fairness to all stockholders in attendance, and in the interest of conducting a fair, informative, orderly and constructive meeting, the rules must be followed and will be enforced. Copies of the rules will be available at the Annual Meeting. Below are some of the rules that will apply:

•

Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting, and attendees will be subject to security inspections. Recording of the Annual Meeting or the Q&A session following the Annual Meeting is prohibited without the written consent of the company.

•

In accordance with our Bylaws, only the proposals properly noticed and listed in the proxy statement will be brought before the Annual Meeting. Any proposal or nomination not timely and properly submitted is out of order and will be barred from consideration.

•

Only questions submitted by email and received prior to the Annual Meeting will be addressed after the formal business of the Annual Meeting. For more information, see “Submitting a Question for the Annual Meeting” below.

Submitting a Question for the Annual Meeting

After the formal business of the Annual Meeting, as time allows, we will address properly-submitted questions from stockholders regarding the company. Stockholders who desire to submit a question for the Annual Meeting must submit the question by email to ir@dodi.com prior to the Annual Meeting, identifying their name and organization. Only questions submitted and received prior to the Annual Meeting will be addressed during the meeting. Questions from multiple stockholders on the same topic or that are otherwise related may be grouped, summarized and answered together. We will not address any questions that are not appropriate or relevant for the Annual Meeting, which could include, among other things, questions that we determine are:

•	irrelevant to the business of the company or to the business of the Annual Meeting;

•	related to material non-public information of the company;

•	related to personal matters or grievances or are in furtherance of the stockholder’s personal or business interests;

•	include derogatory references or that are otherwise in bad taste;

•	relate to pending or threatened litigation;

•	proposals or director nominations that were not properly and timely submitted; or

•	out of order or not otherwise suitable for the conduct of the Annual Meeting.

If a stockholder has questions that are not answered during the meeting, the stockholder can contact the company’s Investor Relations Department at (281) 647-4035 or ir@dodi.com after the Annual Meeting.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table shows certain information as of March 1, 2024 as to all persons who, to our knowledge, were the beneficial owners of 5% or more of our common stock, which was our only outstanding class of voting securities as of such date. The information provided below with respect to the stockholders has been furnished to us by or on behalf of the stockholders, and we have not sought to independently verify such information. All shares reported were owned beneficially by the persons indicated unless otherwise indicated below. Some percentage figures below have been rounded.

Name and Address	Amount Beneficially Owned		Percent of Class
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	8,461,107	(1)	8.3%

KGH Ltd Caves Point, 3C West Bay Street Nassau, Bahamas	6,887,848	(2)	6.7%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	5,953,262	(3)	5.8%

Capital Research Global Investors 333 South Hope Street, 55th Fl Los Angeles, CA 90071	5,845,250	(4)	5.7%

(1)

Based on the Schedule 13G/A (Amendment No. 1) filed by BlackRock, Inc. with the SEC on January 25, 2024, BlackRock, Inc. had sole voting power over 8,208,193 of such shares and sole dispositive power over all of such shares.

(2)

Based on the Schedule 13G/A (Amendment No. 3) jointly filed by KGH Ltd, Millinvest, Ltd., Sunil Jagwani and Key Group Long Term Investments LP with the SEC on February 13, 2024, KGH Ltd, Millinvest, Ltd., Sunil Jagwani and Key Group Long Term Investments LP shared voting and dispositive power over all of such shares. The address for each of KGH Ltd, Millinvest, Ltd. and Sunil Jagwani is Caves Point, 3C West Bay Street, Nassau, Bahamas. The address for Key Group Long Term Investments LP is c/o Lennox Paton Corporate Services Limited, 3 Bayside Executive Park, Nassau, Bahamas.

(3)

Based on the Schedule 13G/A (Amendment No. 1) filed by The Vanguard Group with the SEC on February 13, 2024, The Vanguard Group shared voting power over 66,467 of such shares, had sole dispositive power over 5,795,078 of such shares and shared dispositive power over 158,184 of such shares.

(4)

Based on the Schedule 13G filed by Capital Research Global Investors with the SEC on February 9, 2024, Capital Research Global Investors had sole voting power and sole dispositive power over all of such shares.

STOCK OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table shows the shares of our common stock beneficially owned as of March 1, 2024 by each of our current directors and director nominees, each of our executive officers named in the 2023 Summary Compensation Table below, and all our current directors and executive officers as a group. Each such director, nominee and executive officer individually, and all of our current directors and executive officers as a group, owned less than 1% of our common stock. Except as otherwise noted, the named beneficial owner had sole voting power and sole investment power with respect to the number of shares shown below.

Name of Beneficial Owner	Shares of our Common Stock
Patrice Douglas	—
Benjamin C. Duster, IV (1)	15,361
Neal P. Goldman (1)	96,402
John H. Hollowell (1)	64,268

Name of Beneficial Owner	Shares of our Common Stock
Patrick Carey Lowe (1)	64,268
Adam C. Peakes (1)	64,268
Bernie Wolford, Jr.	688,932
David L. Roland (2)	86,116
Dominic A. Savarino (3)	57,501

All Directors and Executive Officers as a Group (9 persons, consisting of those listed above)	1,137,116

(1)	Represents shares of our common stock that may be acquired within 60 days from March 1, 2024 in respect of vested restricted stock units (or RSUs).
(2)	Includes 810 shares of our common stock issuable upon the exercise of warrants that are currently exercisable. Fractional shares have been rounded to the nearest whole share.
(3)	Includes 2,260 shares of our common stock issuable upon the exercise of warrants that are currently exercisable. Fractional shares have been rounded to the nearest whole share.

ELECTION OF DIRECTORS

(Proposal No. 1)

Overview of Changes to our Board of Directors and Corporate Governance Structure

Until the election of directors at our annual meeting of stockholders to be held in 2026, our Certificate of Incorporation and Bylaws classify our Board into three staggered classes, designated as Class I, Class II and Class III, with one class of directors standing for election each year to serve, except as described below, until the annual meeting of stockholders to be held in the third year following the year of their election and until each respective director’s successor is duly elected and qualified or his or her earlier death, resignation, disqualification or removal. Our Board currently consists of the following directors:

Name	Director Class	Position	Age as of March 1, 2024	Director Since
John H. Hollowell	I	Director	66	2021
Patrick Carey Lowe	I	Director	65	2021
Adam C. Peakes	I	Director	50	2021
Patrice Douglas	II	Director	61	2023
Neal P. Goldman	II	Chairman of the Board	54	2021
Benjamin C. Duster, IV	III	Director	63	2022
Bernie Wolford, Jr.	III	Director, President and CEO	64	2021

On May 10, 2023, our stockholders, upon the recommendation of our Board, approved amendments to our Certificate of Incorporation to declassify our Board and institute annual elections of directors on a phased-in basis over a three-year period, beginning with the Annual Meeting and concluding at our 2026 annual meeting of stockholders. Directors elected at the Annual Meeting and at each subsequent annual meeting of stockholders will be elected to one-year terms expiring at the next annual meeting of stockholders following their election. However, the term of any director elected or appointed to the Board before the Annual Meeting continues to be approximately three years. Similarly, any director elected or appointed to fill a vacancy opened by the departure of a director serving a classified term will serve the remainder of the departed director’s term. Declassification of the Board will be complete at the conclusion of our 2026 annual meeting of stockholders, and, beginning that year, all directors will serve one-year terms.

Director Nominees

Our Board currently consists of seven directors. Following the recommendation of our NG&S Committee, the Board has nominated our current Class III directors, Benjamin C. Duster, IV and Bernie Wolford, Jr., to stand for re-election at the Annual Meeting, to serve until the next annual meeting of stockholders or until the respective director’s successor is duly elected and qualified or his earlier death, resignation, disqualification or removal. Our Board has determined that Mr. Duster (and each other member of the Board other than Mr. Wolford) satisfies the independence requirements provided for under the rules of the SEC and the New York Stock Exchange (or NYSE). The biographies of the nominees and our other continuing directors, including their business experience during the past five years and other background information and individual qualifications, attributes and skills, are described below.

The Board recommends a vote FOR the election of Benjamin C. Duster, IV and Bernie Wolford, Jr. as directors.

In the absence of contrary instructions, the proxies we receive from holders of our common stock will be voted at the Annual Meeting for the election of each of the Board’s nominees. Although we do not contemplate that either of the nominees will be unable to serve, decline to serve or otherwise be unavailable as a nominee at the time of the Annual Meeting, if that occurs we expect that the proxies will be voted for such other candidate(s) as our Board may nominate or our Board may adopt a resolution reducing the number of directors constituting our entire Board.

Director Nominees for Election at the Annual Meeting

Benjamin C. Duster, IV is Founder and CEO of Cormorant IV Corporation, LLC, a consulting firm specializing in operational turnarounds and organizational transformations. Since June 2022, Mr. Duster has also served as Chief Financial Officer of Mobile Technologies, Inc., an electronics and loss prevention company, where he is responsible for the Finance/Accounting, HR, IT and Administrative functions. Prior to founding Cormorant in 2014, Mr. Duster was a Senior Adviser at Watermark Advisors from 2006 to 2015, Partner at Masson & Company from 2001 to 2006, a Managing Director at Wells Fargo (Wachovia Securities) from 1997 to 2001 and a Vice President at Salomon Brothers Inc. from 1985 to 1997. Mr. Duster has served as (i) a director, Chair of the Audit Committee and member of the Strategic Review Committee of Republic First Bancorp, Inc., a publicly-traded commercial bank doing business as Republic Bank, since July 2022, (ii) a director, Chair of the Audit Committee and member of the Compensation Committee of Chesapeake Energy Corporation, a publicly-traded oil and gas producer, since February 2021, and (iii) a director, Chair of the Compensation and Human Resources Committee and a member of the Audit and Nominating and Governance Committees of Weatherford International plc, a publicly-traded oilfield services company, since 2020. Our Board has determined that Mr. Duster’s service on the Audit Committees of the above companies does not impair Mr. Duster’s ability to effectively serve on our Audit Committee.

Mr. Duster is an experienced professional with particular focus on operations, finance and strategic advisory and interim management, helping organizations assess and improve their execution effectiveness to ensure long-term sustainable value creation. His extensive experience on Wall Street, including in mergers and acquisitions and strategic advisory services in developed and emerging markets, provides our Board with valuable expertise and vision.

Bernie Wolford, Jr. has served as our President and CEO and as a director since May 2021. Prior to joining our company, Mr. Wolford served as the CEO and a director of Pacific Drilling S.A., a publicly-traded offshore drilling contractor, from November 2018 to April 2021. From 2010 to 2018, Mr. Wolford served in senior operational roles at Noble Corporation, another offshore drilling contractor, including five years as the company’s Senior Vice President – Operations. He began his career with Transworld Drilling Company in 1981 and has worked in numerous locations across the globe. Mr. Wolford is also a significant stockholder of Mass Technology Corporation, an independent service provider to the downstream refining and storage sector.

Mr. Wolford developed an extensive background in the global offshore drilling industry during his tenures at Pacific Drilling, Noble and Transworld that enables him to provide valuable contributions and perspective to our Board. His broad experience and understanding of the worldwide energy services industry provides valuable insight to our Board’s strategic and other deliberations. In addition, Mr. Wolford’s day-to-day leadership and involvement as our President and CEO provides him with personal direct knowledge and insight regarding our operations.

Class I Incumbent Directors

John H. Hollowell retired from Royal Dutch Shell in 2018, where he most recently served as the President and CEO of Shell Midstream Partners, L.P., a NYSE-listed company that owned, operated, developed and acquired pipelines and other midstream and logistics assets. Mr. Hollowell held numerous positions of increasing responsibility during his 38-year career with Shell, including serving as the Executive Vice President – Deepwater, responsible for Shell’s upstream business in the Gulf of Mexico and Brazil, Vice President – Production for Shell E&P Europe, where he was accountable for Shell’s offshore assets in the United Kingdom, Holland and Norway, and Vice President – Distribution for Shell’s downstream business, responsible for Shell’s fuel storage and distribution business globally. Since 2018, Mr. Hollowell has served on the board of managers for Beacon Offshore Energy, a privately-held independent E&P operator focused on deepwater Gulf of Mexico.

Mr. Hollowell’s extensive background in the global oil and gas industry while at Shell enables him to provide valuable advice to our Board on industry issues and customer perspectives. His broad experience and understanding of the worldwide energy services industry, including offshore exploration, provides additional insight for our Board.

Patrick Carey Lowe retired as the Executive Vice President and Chief Operating Officer at Valaris plc, a NYSE-listed offshore drilling contractor, in December 2019. Mr. Lowe served as Ensco’s Executive Vice President and Chief Operating Officer from 2015 until 2019, when Ensco merged with Rowan and the combined company was renamed Valaris. Mr. Lowe held numerous executive positions at Ensco, including Executive Vice President for investor relations, strategy and human resources; Senior Vice President of the eastern hemisphere; and Senior Vice President of engineering, capital projects and health, safety and the environment. Prior to joining Ensco, Mr. Lowe spent nearly 30 years in operational, engineering, human resources, and general management positions in the oil and gas industry, including general manager and hemisphere manager positions at Occidental Petroleum in Qatar and Latin America. Mr. Lowe began his career with Sedco, a U.S. drilling contractor that later became Sedco Forex under Schlumberger’s ownership. Since January 2020, Mr. Lowe has served on the board of directors of PHI Group, Inc., a provider of helicopter services for the oil and gas and aeromedical industries (or PHI). At PHI, Mr. Lowe serves as Chair of the Compensation Committee and member of the Audit Committee.

Mr. Lowe’s 40-year career in the oil and gas industry and as a former offshore drilling executive enables him to advise our Board on industry issues and perspectives. As a result of his extensive experience in oil and gas executive, corporate development and operational matters, Mr. Lowe provides the Board with expertise in industry corporate leadership, corporate planning and strategic development.

Adam C. Peakes has served as the President of the Hornblower Group, a privately-held company in the global travel and experiences industry, since October 2023, after serving as the Executive Vice President and Chief Financial Officer for the company since April 2022. From 2019 through April 2022, Mr. Peakes was the Executive Vice President and Chief Financial Officer for Merichem Corporation, a privately-held company focused on sulfur removal and spent caustic handling for companies in the midstream and downstream energy sectors. Prior to joining Merichem, Mr. Peakes served as the Senior Vice President and Chief Financial Officer of Noble Corporation, a NYSE-listed offshore drilling contractor, from 2017 to 2019. From 2011 to 2016, Mr. Peakes was a Managing Director and Head of Oilfield Services at Tudor, Pickering, Holt & Company, an investment banking firm. Mr. Peakes served on the board of directors of Trecora Resources, a NYSE-listed manufacturer of specialty petrochemical products and provider of custom processing services, including as Chair of the Audit Committee and a member of the Compensation Committee, from 2019 to June 2022, and on the board of directors of Petroserv Marine Inc., an offshore drilling contractor with operations in Brazil, Indonesia and India, from 2020 to March 2021.

Mr. Peakes’ background as a senior executive and chief financial officer and his experience in the oilfield services financial sector provide him the necessary skills to lead our Audit Committee. His extensive experience in financial leadership and services, strategic financial management and investment banking enables him to provide our Board with valuable insight and expertise. This experience and knowledge also qualify him to serve as the financial expert on our Audit Committee.

Class II Incumbent Directors

Patrice Douglas is an attorney representing energy companies, financial institutions, municipalities and utilities on legal, regulatory and compliance matters. From 2011 to 2015, Ms. Douglas served on the Oklahoma Corporation Commission (or the OCC), which regulates all oil and gas drilling, utilities and telephone companies in the state, including as Chairman of the OCC beginning in 2012. She served as Executive Vice-President of First Fidelity Bank from 2008 to 2011, and as Senior Vice-President and then President of SpiritBank from 2004 to 2008. Ms. Douglas also served as Mayor of Edmond, Oklahoma from 2009 through 2011. Ms. Douglas has served as a member of the board of directors, and a member of the Audit Committee and Nominating and Governance Committee of Amplify Energy Corp., a NYSE-listed independent oil and gas company, since

February 2021, and as a member of the board of directors of Midstates Petroleum Company, Inc., an oil and gas company and predecessor to Amplify Energy, from 2016 through 2019, where she also served as Chair of the Nominating and Governance Committee and then Chair of the Audit Committee. She also served as a member of the board of directors of Bank SNB from 2016 to 2018, including as a member of the Audit Committee, and as a member of the board of directors of Southwest BanCorp. from 2016 to 2019.

Ms. Douglas is a senior financial and legal executive with extensive experience in energy, banking and a broad range of other industries. Her unique professional and leadership abilities, including as a director and audit committee member, provide our Board with valuable strategic and analytical insight.

Neal P. Goldman has served as our Chairman of the Board since May 2021 and is currently the Managing Member of SAGE Capital Investments, LLC, a consulting firm specializing in independent board of director services, restructuring, strategic planning and transformations for companies in multiple industries including energy, technology, media, retail, gaming and industrials. Mr. Goldman was a Managing Director at Och Ziff Capital Management, L.P. from 2014 to 2016 and a Founding Partner of Brigade Capital Management, LLC from 2007 to 2012, which he helped build to over $12 billion in assets under management. Mr. Goldman has served on the board of directors as Chairman of the Board of Talos Energy Inc., a NYSE-listed oil and gas company, since 2018, and as a director, Chair of the Nominating and Governance Committee and a member of the Audit and Compensation and Human Resources Committees of Weatherford International plc, a publicly-traded oilfield services company, since 2019.

Mr. Goldman has over 25 years of experience in investing and working with companies in a variety of industries to maximize stockholder value. In addition to his current board of director service, Mr. Goldman has served on numerous other public and private company boards throughout his career, including Fairway Markets, Eddie Bauer, Toys R Us, J. Crew, Ultra Petroleum, Ditech Holding, Midstates Petroleum, Stone Energy and NII Holdings. Through his extensive board of director experience, Mr. Goldman has developed expertise overseeing public and private companies that have experienced complex corporate governance and financial situations, which enables him to provide us and our Board with strategic direction and operational oversight.

Director Independence

In determining independence, each year our Board determines whether directors have any “material relationship” with our company or with any members of our senior management. When assessing the materiality of a director’s relationship with us, the Board considers all relevant facts and circumstances known to it and the frequency or regularity of the services provided to us or our affiliates by the director, any member of his or her immediate family, or any organizations with which the director has an affiliation, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to us as those prevailing at the time from unrelated parties for comparable transactions.

The Board has established guidelines to assist it in determining director independence. Under these guidelines, a director would not be considered independent if:

(1)	any of the following relationships existed during the past three years:

(i)

the director is our employee or has received more than $120,000 per year in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service;

(ii)

the director provided significant advisory or consultancy services to us or is affiliated with a company or firm that has provided significant advisory or consultancy services to us (annual revenue of the greater of 2% of the other company’s consolidated gross revenues or $1 million is considered significant for this purpose);

(iii)

the director has been a significant customer or supplier of ours or has been affiliated with a company or firm that is a significant customer or supplier of ours (annual revenue of the greater of 2% of the other company’s consolidated gross revenues or $1 million is considered significant for this purpose);

(iv)	the director has been employed by or affiliated with an internal or external auditor that within the past three years provided services to us; or

(v)	the director has been employed by another company where any of our current executives serve on that company’s compensation committee;

(2)

the director’s spouse, parent, sibling, child, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law, or any other person sharing the director’s home (other than a domestic employee), has a relationship described in (1) above; or

(3)	the director has any other relationships with us or with any member of our senior management that our Board determines to be material.

After considering all known relevant facts and circumstances and applying the independence guidelines described above, our Board has determined that each of our current directors other than Mr. Wolford is independent under the NYSE’s corporate governance listing standards (or the NYSE Listing Standards) and our independence guidelines described above.

Board Committees

Our Board has established the following standing committees: Audit Committee, Compensation Committee and NG&S Committee. The current members of these standing Board committees are identified below:

Name	Audit Committee	Compensation Committee	NG&S Committee
Patrice Douglas	*
Benjamin C. Duster, IV	*	*
Neal P. Goldman		Chair	*
John H. Hollowell		*	Chair
Patrick Carey Lowe			*
Adam C. Peakes	Chair

From time to time, our Board also forms additional committees for specific purposes and limited durations. For example, in 2021, the Board appointed a special committee to explore strategic alternatives to maximize stockholder value (or the Special Committee). The Special Committee is comprised of Adam C. Peakes (Chair), Neal P. Goldman, John H. Hollowell and Patrick Carey Lowe.

Our Audit, Compensation and NG&S Committees operate under written charters that describe the functions and responsibilities of each committee. Each charter can be viewed on our website at www.diamondoffshore.com in the “Investors” section under “Corporate Governance.” A copy of each charter can also be obtained by writing to us at our principal executive offices at Diamond Offshore, Attention: Corporate Secretary, 777 N. Eldridge Parkway, Suite 1100, Houston, Texas 77079.

Audit Committee

The primary function of the Audit Committee is to assist our Board with its responsibility of overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent auditor, the performance of our internal audit function and independent auditor and our systems of disclosure controls and procedures, internal control over financial reporting and compliance with our adopted ethical standards. Our internal audit controls function maintains critical oversight over the key areas of our business and financial processes and controls, and provides reports directly to the Audit Committee. The committee has sole authority to directly appoint, retain, compensate, evaluate and terminate the independent auditor and to approve all engagement fees and terms for the independent auditor. The members of the committee meet regularly with representatives of our independent auditor firm and with our manager of internal audit without the presence of management.

Our Board has determined that each member of the Audit Committee satisfies the independence and other requirements for Audit Committee members provided for under the rules of the SEC and the NYSE. The Board has also determined that Adam C. Peakes qualifies as an “audit committee financial expert” under SEC rules.

Compensation Committee

The primary function of the Compensation Committee is to assist our Board in discharging its responsibilities relating to compensation of our executive officers. The Compensation Committee determines and approves compensation for our executive officers and directors and administers our employee incentive compensation plans. In accordance with its charter, the committee may form and delegate authority to sub-committees consisting of one or more of its members when appropriate. The committee does not delegate to management any of its functions in setting executive compensation under its charter. The committee has authority to retain or obtain advice of outside legal counsel, compensation consultants or other advisors to assist in the evaluation of director, CEO or executive officer compensation, including responsibility for the appointment, compensation and oversight of any such advisor retained by the committee. In 2023, the committee engaged Lyons, Benenson & Company Inc., a compensation consulting firm (which we refer to as LB&C), to review and provide advice to the committee regarding our executive and non-employee director compensation programs. During 2023, a representative of LB&C attended most Compensation Committee meetings. In connection with the firm’s engagement, the committee considered the independence of LB&C in light of SEC rules and the NYSE Listing Standards and concluded that the work of the firm would not raise any conflict of interest. Among the factors considered by the committee in determining the firm’s independence were the following:

•	Other services provided to our company by the firm;

•	The amount of fees to be paid by us as a percentage of the firm’s total revenues;

•	Policies or procedures maintained by the firm designed to prevent a conflict of interest;

•	Business or personal relationships between the individual consultants involved in the engagement and any member of our Compensation Committee;

•	Our common stock owned by the individual consultants involved in the engagement; and

•	Business or personal relationships between our executive officers and the firm or the individual consultants involved in the engagement.

The Compensation Committee completes a review of all elements of compensation at least annually. All compensation decisions with respect to executive officers other than our CEO are determined in discussion with, and frequently based in part upon the recommendation of, our CEO. The committee makes all determinations with respect to the compensation of our CEO, including establishing performance objectives and criteria related to the payment of his compensation, and determining the extent to which such objectives have been achieved. See “Compensation Discussion and Analysis” for more information about the responsibilities of the Compensation Committee and the role of management with respect to compensation matters.

Compensation Committee Interlocks and Insider Participation. The current members of the Compensation Committee are Benjamin C. Duster, IV, Neal P. Goldman and John H. Hollowell. Ane Launy previously served on the Compensation Committee until May 10, 2023. Our Board has determined that each member of the Compensation Committee is independent and satisfies the additional independence requirements for compensation committee members provided for under the rules of the SEC and NYSE. No member of the Compensation Committee is, or was during 2023, an officer or employee of our company. During 2023:

•

None of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee;

•	None of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee; and

•

None of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Board.

NG&S Committee

The NG&S Committee assists the Board with its responsibility for oversight of the director nominations process and our corporate governance and sustainability matters, including ESG matters, and determining and recommending to the Board the criteria for selecting director nominees; identifying, evaluating and recommending candidates and nominees for the Board, including consideration of any director candidates recommended by stockholders; and developing and recommending to the Board director independence standards, succession plans for the CEO and corporate governance policies and practices. The duties of the committee also include reviewing, monitoring and providing strategic oversight of ESG and sustainability matters, including (i) development and implementation of ESG and sustainability goals and providing guidance to the Board on such matters, (ii) reviewing ESG strategy and policies, including matters and risks that may arise due to climate change, energy transition and social issues, (iii) reviewing current and emerging issues, trends, major legislative and regulatory developments, stockholder engagement or other public policy matters relating to ESG, including climate change, energy transition and social issues and (iv) providing oversight of issues related to board leadership, ethics and integrity, including charitable and philanthropic activities, public advocacy and political donations, culture, inclusion and diversity. Our Board has determined that each member of the committee satisfies the definition of “independent” as established under the NYSE Listing Standards.

Board Diversity and Director Nominating Process

Our Board recognizes the benefits of diversity throughout our company and the merits of achieving diversity. In identifying, evaluating and nominating individuals to serve as our directors, including those identified by stockholders, our Board does not have formal diversity requirements or rules. Rather, the Board believes that our company is best served by directors with a wide range of perspectives, professional experience, skills and other individual qualities and attributes. Our Board considers diversity broadly to include diversity of race, ethnicity and gender, as well as diversity of viewpoint, professional experience and individual characteristics, qualities and skills, resulting in the inclusion of naturally varying perspectives among the directors. Our Board also considers whether these capabilities and characteristics will enhance and complement the full Board so that, as a unit, the Board possesses the appropriate skills and experience to oversee our business, ensure consideration of a wide range of perspectives and serve the long-term interests of our stockholders.

One-third of the independent directors currently serving on our Board are either female or racially diverse. As described above under our director biographies, the current composition of our Board also reflects a variety of expertise, skills, experience and professional and personal backgrounds, including in the following areas:

Offshore energy, oil and gas and oilfield services	Public company CEOs and boards
Strategy, leadership and core business skills	Investment and M&A
Finance, accounting and risk management	Leading business transformation
Global business and international affairs	Human capital management
Safety, environment and sustainability	Public company governance
Executive compensation	Legal and regulatory
Government and public policy	Science, technology and engineering

Our NG&S Committee will, subject to the terms of our Certificate of Incorporation and Bylaws, review any candidates recommended by stockholders for positions on the Board. Our Bylaws provide that any stockholder entitled to vote at a meeting of stockholders who is a record owner at the time of giving notice and at the time of the meeting and who satisfies the other requirements and complies with the procedures specified in our Bylaws may nominate persons for election to the Board, subject to any conditions, restrictions, limitations and other requirements imposed by our Certificate of Incorporation or Bylaws. These procedures include a requirement that our Corporate Secretary receive timely written notice of the nomination, which, for our next annual meeting of stockholders, means that the nomination must be received no earlier than January 9, 2025, and not later than February 8, 2025, unless the date of the next annual meeting is more than 30 days before or more than 60 days after May 9, 2025. Any notice of nomination must be addressed to Diamond Offshore, 777 N. Eldridge Parkway, Suite 1100, Houston, Texas 77079, Attention: Corporate Secretary, and must include, as to each Nominating Person (as defined in our Bylaws), in addition to any other information required by our Certificate of Incorporation or Bylaws:

•	The name and address of such Nominating Person and the class or series and number of our shares that are, directly or indirectly, owned of record or beneficially owned by such Nominating Person;

•

Any Disclosable Interests (as defined in our Bylaws) including, among other things, any material pending or threatened legal proceeding in which such Nominating Person is a party or material participant involving our company, any of our officers or directors or any of our affiliates; any other material relationship between such Nominating Person, on the one hand, and us or any of our affiliates, on the other hand; or any other information relating to such Nominating Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Nominating Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act;

•

As to each candidate whom a Nominating Person proposes to nominate for election as a director, all Nominee Information (as defined in our Bylaws) including, among other things, all information with respect to such candidate for nomination that would be required if such candidate for nomination were a Nominating Person and all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act, as well as a completed and signed questionnaire, representation and agreement as required by our Bylaws; and

•	The consent of each nominee to serve as our director if so elected.

Nominations of directors may also be made by our Board as otherwise provided in our Bylaws. In determining whether it will nominate a candidate for a position on our Board, the Board considers those matters it deems relevant, which may include the candidate’s integrity; business specialization; career achievements; breadth of experience; soundness of judgment; ability to make independent analytical inquiries; independence and potential conflicts of interest; potential to meet the present needs of the Board in light of the current mix of director skills and attributes; ability to represent the total corporate interests of our company and our stockholders; and diversity of race, ethnicity and gender. While our Board believes that its current membership comprises a variety of perspectives, professional experience, skills and other qualities and attributes, the Board is committed to efforts to increase diversity and will continue to consider diversity of race, ethnicity and gender among other relevant factors when assessing individual candidates and nominees to fill Board vacancies that occur in the future.

Executive Sessions of Independent Directors

Our independent directors and each of the Audit Committee, Compensation Committee, and NG&S Committee meet regularly in executive sessions without the presence of management. Our Board has selected Neal P. Goldman to serve as the presiding director at meetings of our independent directors.

Board Leadership Structure

Our Board’s leadership structure consists of an independent Chairman of the Board and independent chairs of the Audit Committee, Compensation Committee and NG&S Committee. Neal P. Goldman currently serves as our Chairman of the Board. As an independent Chairman, Mr. Goldman also functions as the lead independent director by chairing separate meetings of the independent directors, facilitating the ability of the independent directors to fulfill their responsibilities and communicating any concerns of the independent directors to the full Board and to our executive management. The Board believes this structure provides independent Board leadership and engagement and strong oversight of management while providing the benefit of having the Chairman lead regular Board meetings as we discuss key business and strategic issues and set the agenda for Board meetings. Although our Board currently separates the roles of CEO and Chairman, our Board believes that either structure can be effective. Separating the roles of CEO and Chairman recognizes the differences between the two roles and allows our CEO to focus on our day-to-day business, while allowing our Chairman to guide the CEO and lead the Board in its fundamental role of providing advice to, and oversight of, management. Combining the CEO and Chairman roles can be beneficial because CEOs are closely involved in the day-to-day operations of their companies and are well positioned to elevate critical business issues for consideration by their boards of directors, and combining these positions would allow the CEO to effectively execute the company’s strategic initiatives and business plans and confront challenges facing the company. Our Board has no fixed policy with respect to combining or separating the positions and may in the future reevaluate this determination.

Board Oversight of Risk Management

Our Board recognizes the importance of understanding, evaluating and managing risk and its impact on the financial health of our company and has the ultimate oversight responsibility for the risk management process. The Board’s role in risk oversight is consistent with our leadership structure, with our CEO and other members of senior management having responsibility for assessing and managing our risk exposure, and the Board and its committees providing oversight in connection with those efforts. The Board exercises these responsibilities regularly as part of its meetings and also through the Board’s standing committees, each of which examines various components of enterprise risk as part of their responsibilities. In particular, the Audit Committee focuses on financial risk, including internal controls, and discusses risk assessment with management and our internal and external auditors. In addition, in setting compensation, the Compensation Committee endeavors to create incentives that encourage a level of risk-taking behavior consistent with our business strategies and long-term stockholder value. The NG&S Committee is specifically charged with overseeing ESG matters, including related climate change risk management.

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, long-term organizational performance and enhanced stockholder value. The involvement of the full Board in setting our business strategy is a key part of the Board’s assessment of our tolerance for risk. The Board also regularly reviews information regarding our credit, liquidity and operations, as well as the associated risks, including cybersecurity risks. Throughout the year, the Board and the relevant Board committees receive updates from management with respect to various enterprise risk management issues and dedicate a portion of their meetings to reviewing and discussing specific risk topics in greater detail, including risks related to cybersecurity and climate change, to, among other things, assist in identifying the principal risks facing our company, identifying and evaluating policies and practices that promote a culture designed to appropriately balance risk and reward, and evaluating risk management practices.

Cybersecurity. Cybersecurity is a critical part of our risk management approach, and we maintain a cyber risk management program designed to identify, assess, manage, mitigate and respond to cybersecurity threats. To address cybersecurity threats more effectively, we leverage a multi-layered approach. Our CEO and other members of senior management have responsibility for assessing and managing our cybersecurity risk exposure, and we have a dedicated Chief Information Officer (or CIO), who is responsible for oversight of our overall cybersecurity program, which includes protecting the industrial control systems, data, corporate infrastructure (e.g. databases, servers and network equipment), end user devices (e.g. desktops, laptops, and mobile devices) and internal websites. Our CIO reports directly to our CFO.

We also have a dedicated Director of Information Security (or DIS), who reports to our CIO and chairs our Cybersecurity Committee, comprised of internal Information Technology (or IT) experts who continuously review risks and vulnerabilities and execute cybersecurity initiatives. Our CIO, DIS and other members of our IT team have extensive experience in managing company-wide information security programs. Our CIO has over 20 years of experience in IT management and a Bachelor of Science in Advance Technical Studies/Computer Information Processing. Our DIS has over 25 years of experience in IT/OT Security, including as a cybersecurity consultant, Supervisory Control and Data Acquisition (SCADA) Network and Security Architect and Security Analyst/Security Engineer.

We have also engaged a third party service provider to monitor our IT infrastructure and information systems for security threats, escalate any threat to our IT team, and assist us in responding to threats, vulnerabilities and risks. Our cyber risk management program is aligned with the standards, guidelines and best practices of the National Institute of Standards and Technology (NIST) Cybersecurity Framework (CSF).

Upon the detection of any cybersecurity incident, our CIO and DIS provide reports to our CEO and other members of senior management, including with respect to the monitoring, investigation, mitigation and remediation of the incident. Our Board and Audit Committee oversee our cybersecurity management and receive regular updates from senior management, including our CIO, on matters such as major cyber risk areas, cybersecurity monitoring and prevention technologies and practices and occurrence, mitigation and remediation of cybersecurity incidents, if any. We also periodically engage third parties to perform cybersecurity assessments to detect vulnerabilities, such as ransomware or data loss, and to provide cybersecurity incident response training.

We rely on our IT infrastructure and information systems to interact with our customers and vendors, operate our drilling rigs, and bill, collect and make payments. Our IT infrastructure and information systems also support and form the foundation for our accounting and finance systems and form an integral part of our disclosure and accounting control environment. Our internally developed systems and processes, as well as those systems and processes provided by third-party vendors, may be susceptible to damage or interruption from cybersecurity threats, which include any unauthorized access to our information systems that may result in adverse effects on the confidentiality, integrity, or availability of such systems or the related information. Potential cybersecurity threats include terrorist or hacker attacks, the introduction of malicious computer viruses, ransomware, falsification of banking and other information, insider risk, theft of intellectual property or other security breaches. Such attacks have become more and more sophisticated over time, especially as threat actors have become increasingly well-funded by, or themselves include, governmental actors, organized crime and hackers with significant means. We expect that sophistication of cyber threats will continue to evolve as threat actors increase their use of artificial intelligence and machine-learning technologies. If our systems, or any of our customers’ or vendors’ systems, for protecting against cybersecurity incidents prove to be insufficient, a cybersecurity incident could subject us to significant liabilities and could have a material adverse effect on our operations, financial condition, business or reputation.

Succession Planning

At least annually, the Board or the NG&S Committee discusses our company’s talent management and succession plans, including with respect to the CEO and other executive positions, both independently and with the input of our CEO. Developing talent at all levels of the company is a priority for us. In conjunction with that effort, we are focused on providing the Board with additional opportunities to interact with senior management, which gives management unique access to the Board and also facilitates a deeper understanding of the organization among the Board. We also offer various talent development programs throughout our organization, focused on building leadership and management skills, career development and other areas.

Director Attendance at Meetings

During 2023, our Board met seven times, our Audit Committee met eight times, our Compensation Committee met four times, our NG&S Committee met two times and our Special Committee met 15 times. Overall, the rate of attendance by our directors at Board and committee meetings during 2023 was 97%, and in 2023 none of our current directors attended less than 94% of the meetings of the Board and committees on which the director served. We do not require our Board members to attend our annual meeting of stockholders; however, four of our directors attended our 2023 annual meeting.

Director Compensation

Our Board has delegated to our Compensation Committee, which is comprised solely of independent directors, the primary responsibility for reviewing and considering revisions to our director compensation program. In setting director compensation, the committee considers the amount of time our directors expend in fulfilling their duties as well as the skill level required of members of our Board. The committee’s goal is to compensate our non-employee directors in a way that is competitive and attracts and retains directors of a high caliber. Mr. Wolford, our President and CEO, does not receive any cash or equity fee or other remuneration for his service as a director.

Each year, the Compensation Committee consults with LB&C to provide recommendations for our non-employee director compensation program. For 2023, LB&C reviewed non-employee director compensation practices and trends and data from comparable oilfield services companies and recommended the following compensation program for our non-employee directors, which the Compensation Committee approved (all cash retainer amounts are paid in quarterly installments in advance):

•	Annual cash retainer for our Chairman of the Board of $150,000;

•	Annual cash retainer for directors (other than our Chairman of the Board) of $100,000;

•	Annual cash retainer for the Chair of the Audit Committee of $20,000;

•	Annual cash retainer for the Chair of the Compensation Committee of $15,000;

•	Annual cash retainer for the members of the NG&S Committee and the non-Chair members of the Audit Committee and the Compensation Committee of $10,000; and

•

On January 18, 2023, non-employee directors received a grant of RSUs with an annual grant date value of $120,000 (except our non-executive Chairman of the Board received a grant with a grant date value of $180,000). Ms. Douglas, who was elected to the Board on May 10, 2023, received a grant of

RSUs on May 10, 2023 with a prorated grant date value of $77,256. The RSUs granted in 2023 will vest on the first anniversary of the grant date, subject to the director’s continuous service with our company through the vesting date. If a director resigns at our request for reasons other than cause, then 100% of the RSUs will vest on the date of such termination. Upon a change in control of our company, 100% of the RSUs will vest, subject to the director’s continuous service through consummation of the change in control. We will issue and deliver to the director the number of shares equal to the number of vested RSUs following the earliest to occur of (x) the fifth anniversary of the grant date, (y) a separation from service, and (z) a change in control.

In addition, during 2023, the chair of the Special Committee was paid a monthly fee of $20,000, and the other members of the Special Committee were each paid a monthly fee of $15,000.

Director Compensation for 2023

The following table summarizes the compensation earned by our non-employee directors in 2023:

Name(1)	Fees Earned or Paid in Cash ($)	RSU Awards ($)(2)	Total ($)
Patrice Douglas	55,000	75,792	130,792
Benjamin C. Duster, IV	112,802	139,709	252,511
Neal P. Goldman	358,599	209,563	568,162
John H. Hollowell	300,000	139,709	439,709
Raj V. Iyer	50,000	139,709	189,709
Ane Launy	43,188	139,709	182,897
Patrick Carey Lowe	290,000	139,709	429,709
Adam C. Peakes	360,000	139,709	499,709

(1)

Ms. Launy served on the Board until May 10, 2023, and Mr. Iyer served on the Board until April 25, 2023. Ms. Douglas was elected to the Board on May 10, 2023. Bernie Wolford, Jr., our President and CEO, is not included in this table because he was an employee of our company during 2023, and therefore received no compensation for his service as director. The compensation received by Mr. Wolford as an employee of our company during 2023 is shown in the 2023 Summary Compensation Table below.

(2)

These amounts represent the aggregate grant date fair value of the award of RSUs granted to each director pursuant to our 2021 Long-Term Stock Incentive Plan (or our Stock Plan) for the year ended December 31, 2023, computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (which we refer to as FASB ASC Topic 718). Assumptions used in the calculation of the dollar amount of these awards are included in Note 6, Stock-Based Compensation, to our audited consolidated financial statements for the fiscal year ended December 31, 2023 included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which has been filed with the SEC.

As of December 31, 2023, these non-employee directors held the following outstanding and unvested company equity awards:

Name	Unvested RSU Awards (#)
Patrice Douglas	9,562
Benjamin C. Duster, IV	9,562
Neal P. Goldman	14,343
John H. Hollowell	9,562
Raj V. Iyer	—
Ane Launy	—
Patrick Carey Lowe	9,562
Adam C. Peakes	9,562

Code of Ethics and Corporate Governance Guidelines

We have a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. Our code can be found on our website at www.diamondoffshore.com in the “Investors” section under “Corporate Governance” and is available in print to any stockholder who requests a copy by writing to our Corporate Secretary. We intend to post any changes to or waivers of our code for our principal executive officer, principal financial officer and principal accounting officer on our website.

In addition, our Board has adopted written Corporate Governance Guidelines to assist our directors in fulfilling their responsibilities. The guidelines are on our website at www.diamondoffshore.com in the “Investors” section under “Corporate Governance” and are available in print to any stockholder who requests a copy from our Corporate Secretary.

Environmental, Social and Governance (ESG) Focus

Our Sustainability Strategy

We recognize the significant impact our operations have on the environment and society, and we are committed to operating responsibly and with transparency. As a responsible corporate citizen, we believe that sustainability is a fundamental pillar of our business purpose to responsibly unlock energy.

We believe that integrating environmental, safety, and governance considerations into our business decisions is essential to creating value for our stakeholders, including employees, clients, investors, business partners, regulators, and citizens in the communities where we live and work. Maintaining an open dialogue with stakeholders is a key part of improving our understanding and promotion of ESG principles in our business, and we welcome further engagement. The health of our company is intrinsically linked to the health of our people and the planet. We have an evolving and expanding sustainability strategy aimed at embedding sustainability into the culture and fabric of the organization and ensuring that sustainability becomes a core function that touches all aspects of our business.

Our access to opportunities in today’s marketplace requires a robust sustainability strategy complete with concrete initiatives considering input from a range of stakeholders. We are committed to providing our stakeholders with accountability and transparency on our impacts and aligning the content of our Sustainability Report to international sustainability standards such as the GRI Sustainability Reporting Standards (or the GRI Standards) and the SASB Oil & Gas Services Standard.

Beginning our ESG Journey

Our NG&S Committee is responsible for reviewing and making recommendations to the Board on our policies and performance in relation to sustainability-related matters, including health and safety, process safety, the environment, climate change, human rights and workplace policies, security and emergency management, charitable and philanthropic activities, public advocacy and political donations, and culture, inclusion and diversity.

In 2021, under the oversight of our NG&S Committee, we began to develop our ESG strategy and establish a framework for monitoring our ESG initiatives. In January 2022, we published our 2021 Sustainability Report. In July 2023, we published our 2022 Sustainability Report, which is posted on our website at www.diamondoffshore.com in the “Investors” section under “Corporate Governance.” The reports describe our initial efforts and initiatives regarding sustainability, governance, the environment and our employees. We recognize that our ESG journey is a long-term commitment and that we are still early in that process. But we also recognize that our commitment can serve as the foundation for our global culture and help strengthen the ties between our success and the well-being of our employees, customers, stockholders, communities and other stakeholders. We expect to publish our 2023 Sustainability Report in the second or third quarter of 2024. A key goal for 2024 is to add climate-related disclosures following methodology from the Task Force on Climate-Related Financial Disclosures (TCFD) and establish a Scope 1 greenhouse gas (or GHG) emission intensity reduction target.

Areas of ESG Focus

Following methodology from the GRI Standards, we engaged with external and internal stakeholders to determine the ESG topics to focus on for our strategy, plans and reporting. We began our materiality assessment with a broad list of topics from the GRI 11: Oil and Gas Sector 2021 Standard. The following topics were found to be the most material to our stakeholders and relevant to our industry:

Environmental: • GHG Emissions • Energy Efficiency • Biodiversity	Social: • Health and Safety • Training and Development • Diversity and Inclusion • Local Communities	Governance: • Enterprise Risk • Anti-corruption and Ethics • Labor and Human Rights • Responsible Contractor and Supplier Practices • Data Privacy and Security

We understand the importance of being responsible stewards of our planet’s resources and the value in protecting it for our customers, communities and employees. We are in the beginning stages of developing our climate strategy but we have already made progress and have installed equipment on certain of our rigs to measure emissions, which has enabled us to identify methods for operating our rigs in a more fuel-efficient manner and thereby reduce greenhouse gas emissions and our carbon footprint.

Our success depends on human capital. Our commitment to health and safety and the environment guides every aspect of our business. We pride ourselves on being an innovative leader in developing and implementing sophisticated and efficient job safety programs. We also believe that attracting, retaining and developing members of our workforce is critical to the sustainability of our business.

We invest in our people by recognizing the value of a diverse and inclusive workforce, offering numerous development and training opportunities, engaging employee programs, and providing generous benefit and wellness offerings. Creating and maintaining an environment where differences are valued and respected enhances our ability to recruit and retain the best talent in the marketplace and to provide a work environment that allows all employees to be their best.

We believe a healthy workforce leads to greater well-being at work and at home, and we offer benefits and resources to promote mental health and emotional wellness. Our management team has continuously strived to promote the health and safety of our global employees.

Conducting business the right way — with integrity, holding ourselves to high ethical standards and acting in compliance with applicable laws and regulations — is one of our core principles and a foundation for our operations. We emphasize a culture of accountability and conduct our business in a manner that is fair, ethical and responsible to earn the trust of our stakeholders, including customers, employees, communities, partners and regulators. We have adopted a culture of ethics, and our Code of Business Conduct and Ethics requires that our directors and employees make business decisions guided by compliance with applicable laws, rules and expectations for ethical conduct.

For a more in-depth discussion of our ESG initiatives, see our latest Sustainability Report, which is posted on our website at www.diamondoffshore.com in the “Investors” section under “Corporate Governance.”

Loans to Directors and Executive Officers

We do not make loans to our directors or executive officers.

Prohibitions Against Hedging and Pledging

We have a policy that prohibits our directors and employees (including our executive officers) from engaging in any hedging or short sale transactions related to our stock or other equity securities, thereby preventing our directors, executives and other employees from insulating themselves from the effects of poor stock performance. We also have a policy that prohibits our directors and employees (including our executive officers) from pledging our stock or other securities as collateral for a loan.

Reporting of Ethics and Compliance Concerns

We have a dedicated hotline and website available to all employees to report ethics and compliance concerns, anonymously if preferred, including concerns related to accounting, accounting controls, financial reporting and auditing matters. The hotline and website are administered and monitored by an independent monitoring company. A description of our procedures for confidential anonymous complaints regarding accounting, internal accounting controls and auditing matters can be found on our website at www.diamondoffshore.com in the “Investors” section under “Corporate Governance—Confidential Reporting” and is available in print to any stockholder who requests a copy from our Corporate Secretary.

Public Policy Engagement and Political Activities

In recent years, we have not engaged in public policy or political activities, and as a policy we generally do not make corporate political contributions. We may on occasion contribute to elections and to state and local initiative or referendum campaigns where our interests are directly involved and where permitted by applicable law. Our company and some of our employees participate in industry and business trade groups that may engage in their own lobbying or other advocacy activities. In addition, we encourage our employees to exercise their voting rights and to take an active interest in the Federal, state and local elective processes.

Transactions with Related Persons

We have a written policy requiring that any transaction, regardless of the size or amount, involving us or any of our subsidiaries in which any of our directors, director nominees, executive officers, principal stockholders or any of their immediate family members has had or will have a direct or indirect material interest, be reviewed and approved or ratified by our Audit Committee. All such transactions must be submitted to our General Counsel for review and reported to our Audit Committee for its consideration. In each case, the Audit Committee will consider, in light of all of the facts and circumstances known to it that it deems relevant, whether the transaction is fair and reasonable to our company.

AUDIT COMMITTEE REPORT

As discussed above under the heading “Board Committees – Audit Committee,” a primary role of the Board’s Audit Committee is to oversee the company’s financial reporting process and manage its relationship with the independent auditor. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the company’s audited financial statements for the year ended December 31, 2023 with the company’s management and independent auditor. The Audit Committee has also discussed with the company’s independent auditor the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, the Audit Committee has discussed with the independent auditor its independence in relation to the company and its management, including the matters in the written disclosures provided to the Audit Committee as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has determined that the provision of non-audit services provided by the auditor is compatible with maintaining the auditor’s independence.

The members of the Audit Committee rely without independent verification on the information provided to them by management and the independent auditor and on management’s representation that the company’s financial statements have been prepared with integrity and objectivity. The Audit Committee does not provide any expert or special assurance as to the company’s financial statements or any professional certification as to the independent auditor’s work. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has applied appropriate accounting and financial reporting principles or internal controls and procedures, that the audit of the company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the company’s financial statements are presented in accordance with generally accepted accounting principles, or that the company’s auditor is in fact “independent.”

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which has been filed with the SEC.

THE AUDIT COMMITTEE

Adam C. Peakes, Chair

Patrice Douglas

Benjamin C. Duster, IV

COMPENSATION DISCUSSION AND ANALYSIS

Introductory note: The following discussion of executive compensation contains descriptions of various employee benefit plans and employment-related agreements. These descriptions are qualified in their entirety by reference to the full text or detailed descriptions of the plans and agreements, which are filed or incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2023 or a Current Report on Form 8-K subsequently filed with the SEC.

This Compensation Discussion and Analysis describes our executive compensation program for 2023 and explains how our Compensation Committee made its compensation decisions for 2023 for our executive officers identified in the following table, consisting of our CEO, our CFO and our other most highly compensated executive officers as of December 31, 2023. We refer to the below group of executive officers collectively as our “named executive officers” or “NEOs.”

Name	Title
Bernie Wolford, Jr.	President and CEO (principal executive officer)
Dominic A. Savarino	Senior Vice President and CFO (principal financial officer)
David L. Roland	Senior Vice President, General Counsel and Secretary

Executive Summary

Our incentive compensation programs in 2023 were primarily performance-based, at risk and dependent upon our achievement of specific, measurable performance goals. Our Board approved awards under our Short-Term Incentive Plan in 2023 to certain of our key employees, including our NEOs (which we refer to as our 2023 Incentive Plan). The 2023 Incentive Plan provided employees the opportunity to earn cash compensation defined as a percentage of their base salaries that was at-risk and was contingent on achievement of certain specified performance metrics, in addition to applicable award caps. Performance under the 2023 Incentive Plan was measured from January 1, 2023 through December 31, 2023. After completion of the 2023 Incentive Plan performance period, our Compensation Committee determined that we achieved below target performance under the plan. As a result, payments to our NEOs under the 2023 Incentive Plan were paid below target. Details of the 2023 Incentive Plan results and payments are included below.

In July 2021, we granted performance-based RSU awards to certain of our key employees, including Messrs. Roland and Savarino, that vest based on the achievement of performance goals over three consecutive one-year performance periods. Upon the grant of the awards in July 2021, the Compensation Committee established the performance metrics and goals applicable to the first year performance period from July 1, 2021 through June 30, 2022 and provided that the metrics and goals for the two remaining subsequent one-year performance periods would be established each year by the Compensation Committee at the beginning of the applicable performance period. Accordingly, in 2022, the Compensation Committee established the performance metrics and goals applicable to the second year performance period from July 1, 2022 through June 30, 2023. After the completion of the second year performance period in 2023, the Compensation Committee determined that the company had achieved more than 100% of the second year performance goals and therefore 100% (the maximum vesting allowed) of the 2021 performance-based RSU awards held by Messrs. Roland and Savarino applicable to the second year performance period were vested.

In addition, in 2023 the Compensation Committee established the performance metrics and threshold, target and stretch performance goals applicable for the third year performance period, which is effective from July 1, 2023 through June 30, 2024, for the 2021 performance-based RSU awards granted to Messrs. Roland and Savarino. The performance goals for the third-year performance period consist of (i) a specified level of achievement of five health, safety and environmental objectives, (ii) a specified level of achievement of adjusted EBITDA, (iii) a specified amount of added cumulative contract backlog and (iv) a specified level of achievement of four ESG objectives.

As approved by our Compensation Committee, on January 18, 2023, we granted additional equity incentive awards to certain of our key employees, including our CEO and other NEOs, consisting of time-based RSU awards that vest in equal amounts annually over a three-year period and performance-based RSU awards that vest based on the achievement of a relative total shareholder return performance goal over a three-year period as determined by the Compensation Committee.

At our annual meeting of stockholders held in May 2023, our stockholders approved all our director nominees and proposals, including 98% approval of a non-binding advisory (say-on-pay) proposal to approve the compensation of our executive officers. After our 2023 annual meeting, our Compensation Committee considered the results of the say-on-pay vote in its review of our compensation policies and has continuously re-evaluated and, as necessary, revised our compensation programs to make the programs more effective and responsive in achieving their intended reward, retention and incentive goals. We believe that we accomplished those goals during 2023.

Compensation Philosophy and Program Objectives

Through our executive compensation program, we seek to achieve the following general goals:

•

Attract and retain highly qualified and productive executives by striving to provide total compensation generally consistent with compensation paid by other comparably-sized companies involved in the energy industry;

•	Motivate our executives to achieve strong financial and operational performance for our stakeholders;

•	Structure compensation to create meaningful links between company and individual performance and financial rewards; and

•	Limit corporate perquisites.

We do not rely on formula-driven plans when determining the aggregate amount of compensation for each NEO. The Compensation Committee takes many factors into account when making compensation decisions with respect to our executives, including the individual’s performance and experience; the ability of the individual to affect our long-term growth and success; the company’s overall performance; internal equity among the executives; and external, publicly available market data on competitive compensation practices and levels. The committee typically establishes the annual compensation program during the first quarter of each fiscal year, setting specific annual and long-term company goals and designing the compensation program for that year to support and reward the achievement of those goals. In setting the compensation for our NEOs other than the CEO, the committee considers, among other things, the recommendations of our CEO. Our CEO’s recommendations are reviewed with and are acted upon by the committee in accordance with its charter. At least once a year, the committee reviews the compensation of our CEO and considers any necessary adjustments to his compensation level. The Compensation Committee is solely responsible for making all decisions on the compensation of our executives, and no executive is involved in determining any element of his or her own compensation.

Market Considerations. When making compensation decisions, we have also generally compared the compensation of our executive officers to the compensation paid to executives of comparably-sized companies engaged in the energy industry, although our Compensation Committee exercises wide discretion in determining compensation and we do not formulaically benchmark our compensation to any particular group of companies. In comparing compensation, we have considered market data, executive compensation surveys, advice of compensation consultants and other information related to compensation levels and practices. We believe, however, that any such comparison should be merely a point of reference and not the determinative factor for our executives’ compensation. The purpose of the comparison is to inform, but not supplant, the analyses of internal pay equity and individual performance that we consider when making compensation decisions. Accordingly, the Compensation Committee has discretion in determining the nature and extent of its use of comparative compensation information.

When reviewing executive compensation, the Compensation Committee may also consider our company’s performance during the person’s tenure and the anticipated level of compensation that would be required to replace the person with someone of comparable experience and skill. In addition to our periodic compensation review, we also regularly monitor market conditions and may adjust compensation levels as necessary to remain competitive and retain valuable employees.

Elements of Compensation

In 2023, the principal components of compensation for our NEOs were:

•	Base salary;

•	Short-term incentive awards for the 2023 calendar year performance period;

•

Long-term incentive awards granted on July 1, 2021 for three consecutive annual performance periods commencing July 1, 2021 and ending June 30, 2024, long-term incentive awards granted on May 12, 2022 for a 3-year performance period, and long-term incentive awards granted on January 18, 2023 for a 3-year performance period; and

•	Employee Benefits (medical, dental, life & disability insurance, 401(k) plan, and other customary employee benefits).

Base Salary

Base salaries are established for each salaried position, including the positions held by our NEOs, after considering objective criteria relevant to the position, such as the position’s level of financial and operational responsibility and supervisory duties, as well as the education and skills required to perform the functions of the position, and subjective factors such as the employee’s contribution to our company and individual performance. The Compensation Committee recognizes that our CEO’s compensation should reflect his greater policy- and decision-making authority and higher level of responsibility with respect to our strategic direction and our financial and operating results.

The Compensation Committee reviews base salaries of our executives, including our NEOs, at least annually and may also adjust salaries from time to time to realign salaries with external market levels after considering individual responsibilities, performance and contribution to our company, experience, internal pay equity and budgetary issues.

The following table shows the annual base salaries for each of our NEOs as of January 1, 2023:

Name	Title	Base Salary ($)
Bernie Wolford, Jr.	President and CEO	735,000
Dominic A. Savarino	Senior Vice President and CFO	440,000
David L. Roland	Senior Vice President, General Counsel and Secretary	430,000

After considering market compensation information and receiving advice and recommendations from LB&C, effective July 28, 2023, the Compensation Committee approved the following increases in base salary for each of our NEOs:

Name	Title	Base Salary ($)
Bernie Wolford, Jr.	President and CEO	750,000
Dominic A. Savarino	Senior Vice President and CFO	451,000
David L. Roland	Senior Vice President, General Counsel and Secretary	441,000

2023 Short-Term Incentive Program

In April 2023, upon the recommendation of our Compensation Committee, our Board approved our 2023 Incentive Plan, which covered certain of our executives, including our NEOs. The 2023 Incentive Plan provided the executives the opportunity to earn cash compensation that was at-risk and was contingent on achievement of certain specified performance metrics, in addition to applicable award caps. The plan’s target award levels were developed based on a combination of factors, including our compensation philosophy, market compensation data and the executive’s experience, leadership, prior contribution to the company’s success and individual performance. The plan was designed to reward executives for achieving certain performance goals that are important to the success of our company. Performance under the 2023 Incentive Plan was measured from January 1, 2023 through December 31, 2023.

Under the 2023 Incentive Plan, individual target awards were equal to a fixed percentage of base salary. The initial 2023 target awards for the company’s NEOs are set forth below:

Name	2023 Cash Incentive Target (% of base salary)
Bernie Wolford, Jr.	100
Dominic A. Savarino	75
David L. Roland	75

After considering market compensation information and receiving advice and recommendations from LB&C, effective July 28, 2023, the Compensation Committee approved the following increased individual target awards for the company’s NEOs:

Name	Cash Incentive Target (% of base salary)
Bernie Wolford, Jr.	110
Dominic A. Savarino	80
David L. Roland	80

The Compensation Committee determined the following performance metrics for the 2023 Incentive Plan, each of which is weighted as set forth below:

•	EBITDA (70%); and

•	Health, Safety and Environment (30%).

Under the 2023 Incentive Plan, the payout based on the performance metrics was determined based on the level of achievement as determined by the Compensation Committee relative to the pre-established goals, expressed as a percentage of the 2023 cash incentive target amount specified above, according to the following table:

Level of Achievement	Payout Percentage (%)
Below Threshold	0
Threshold	50
Target	100
Stretch	150

If performance fell between the designated points in the table above, the incentive payout amount would be determined by straight-line linear interpolation (except that no incentive is paid for performance below threshold).

Under the 2023 Incentive Plan, the EBITDA performance goal is calculated as follows and adjusted as described below:

•	Contract Drilling Revenue

•	Less Direct and Indirect Rig Costs

•	Less Indirect Overhead

•	Less Shorebase

•	Less G&A.

The Compensation Committee selected EBITDA as the primary performance metric under the 2023 Incentive Plan because the measure generally tracks our company’s financial performance and establishes a clear and consistent link between the company’s executive cash incentive compensation and the company’s performance. Consequently, for purposes of the 2023 Incentive Plan, the calculation of EBITDA excluded certain designated revenue, costs and expenses to remove the positive or negative impact of unusual or one-time events that would obscure the core operational performance of our company, including expenses associated with mergers, acquisitions or other strategic initiatives, if any, and revenue, costs and expenses incurred in connection with events or conditions determined in consultation with the Compensation Committee to be extraordinary or unusual in nature, infrequent in occurrence, out of our company’s control, or that negatively impacted EBITDA during the performance period for a future benefit outside of the performance period.

The 2023 EBITDA performance targets under the 2023 Incentive Plan were as follows (with straight-line linear interpolation applied between the points):

EBITDA ($ in millions)
Threshold	136.3
Target	160.3
Stretch	176.3

The 2023 HSE performance targets under the 2023 Incentive Plan were as follows (with straight-line linear interpolation applied between the points):

HSE Metric	Target Goal	Threshold Goal	Stretch Goal	Weighting
Lost Time Incident (or LTI) Frequency	0.08	0.15	0.05	20%
Dropped Object (Zero Incident Operations, or ZIO) Frequency	0.10	0.15	0.05	20%
Process Safety Barrier Failure	2-3	<4	≤1	20%
Environmental Hydrocarbon Spill (ZIO) Frequency	0.10	0.15	0.05	20%
Performance Standard Work Orders Past Target Finish Date (overdue)	>3% -6%	≥6%	≤3%	20%

In February 2024, for purposes of consideration of 2023 Incentive Plan awards, the Compensation Committee reviewed the company’s financial and HSE performances during the plan’s performance period, exercised its business judgment and determined that the company achieved $152.8 million in EBITDA under the terms of the 2023 Incentive Plan and a total of 86% of the plan’s HSE performance targets and consequently that the NEOs achieved 85% of total target performance under the plan. After considering the achievement of the targets under our 2023 Incentive Plan and considering the NEOs’ other achievements and accomplishments during 2023, the Compensation Committee approved the NEOs receiving the following payments pursuant to the plan:

Name	2023 Incentive Plan Payments ($)
Bernie Wolford, Jr.	657,656
Dominic A. Savarino	316,761
David L. Roland	315,203

2021 Long-Term Incentive Awards

Award to CEO. In connection with his hire as our President and CEO in May 2021, the Compensation Committee approved two incentive awards to Mr. Wolford pursuant to the terms of our Stock Plan:

•	222,222 shares of restricted stock, each representing one share of common stock, that vested in three equal installments on May 8, 2021, May 8, 2022 and May 8, 2023; and

•

777,777 shares of restricted stock, each representing one share of common stock, 100% of which would vest upon achievement of a Total Equity Value (as defined in the applicable award agreement) of our common stock of $1.0 billion, and 0% of which would vest upon achievement of a Total Equity Value of our common stock of less than $500.0 million, subject to Mr. Wolford’s continuous service or employment through the date of such achievement and the Performance Measurement Date (as defined in the applicable award agreement), or could vest in certain circumstances in connection with a “change in control” (as defined in our Stock Plan) (or the CEO Performance-Vesting Award). Straight-line linear interpolation was utilized to determine the appropriate vesting percentage in the event the Total Equity Value fell between $500.0 million and $1.0 billion. Any restricted stock under the CEO Performance-Vesting Award that had not vested by May 8, 2027 would have been forfeited.

After reviewing relevant data regarding sales of company stock since May 2021, in July 2022 the Compensation Committee determined that the Performance Measurement Date applicable to the CEO Performance-Vesting Award had occurred. After calculating the company’s highest Total Equity Value from the May 2021 grant date through the Performance Measurement Date in accordance with his award agreement, the company determined that 493,847 shares of performance-vesting restricted stock granted to Mr. Wolford had vested on August 12, 2022. Subsequently, after calculating the company’s highest Total Equity Value from the Performance Measurement Date through December 30, 2022, the company determined that 253,560 additional shares of performance-vesting restricted stock granted to Mr. Wolford had vested as of December 30, 2022. Thereafter, on March 1, 2023, the company calculated its highest Total Equity Value since the Performance Measurement Date and determined that all of the remaining 30,370 shares of Mr. Wolford’s performance-vesting restricted stock had vested as of March 1, 2023.

Awards to Other NEOs. As approved by the Compensation Committee, on September 1, 2021 we entered into award agreements for grants made as of July 1, 2021 of incentive awards under our Stock Plan to certain of our key employees, including Messrs. Savarino and Roland, consisting of time-based RSU awards that vest in equal amounts annually over a three-year period and performance-based RSU awards that vest in equal amounts annually over a three-year period subject to annual performance goals.

In addition to the RSU awards granted as of July 1, 2021, Mr. Savarino was granted additional time-based RSUs and performance-based RSUs on October 1, 2021 in connection with his promotion from Vice President and Chief Accounting & Tax Officer to Senior Vice President and Chief Financial Officer on September 20, 2021. The RSUs granted on October 1, 2021 are subject to the same vesting and other terms as his time-based and performance-based RSUs granted as of July 1, 2021.

The number of RSUs included in the July 1, 2021 and October 1, 2021 awards to the NEOs were as follows:

Name	July 2021 Performance-Vesting RSUs Granted (#)	July 2021 Time-Vesting RSUs Granted (#)	October 2021 Performance-Vesting RSUs Granted (#)	October 2021 Time-Vesting RSUs Granted (#)	Total RSUs Granted in 2021 (#)
Dominic A. Savarino	75,929	50,619	14,602	9,734	150,884
David L. Roland	90,530	60,354	—	—	150,884

The time-based RSUs vest with respect to approximately 1/3 of the RSUs on each of July 1, 2022, July 1, 2023 and July 1, 2024, subject to the recipient’s continuous service or employment through the applicable vesting date. If the recipient is terminated without “cause” (as defined in our Stock Plan) or because of the recipient’s death or disability, then the number of time-based RSUs that would vest on the next two vesting dates will vest on the date of such termination. Upon termination for cause, all vested and unvested time-based RSUs will be forfeited and cancelled for zero compensation. Upon termination of service for any other reason, all outstanding and unvested time-based RSUs will be forfeited and cancelled for zero compensation. Upon a “change in control” (as defined in our Stock Plan) of our company, the number of time-based RSUs that would vest on the next two vesting dates will vest, subject to the recipient’s continuous service or employment through consummation of the change in control.

The performance-based RSUs vest with respect to up to approximately 1/3 of the RSUs on each of June 30, 2022, June 30, 2023 and June 30, 2024, subject to the recipient’s continuous employment with our company through the applicable vesting date and the level of achievement of performance goals for each one-year performance period as determined by the Compensation Committee. For the performance period from July 1, 2022 through June 30, 2023, the performance-based RSUs were subject to five equally-weighted performance goals, consisting of (i) five target HSE objectives, (ii) a target amount of adjusted EBITDA, (iii) a target amount of added cumulative contract backlog, (iv) four ESG objectives and (v) achievement of strategic initiative goals determined by the Board. The Compensation Committee selected the performance metrics for the second year performance period because the metrics are considered primary drivers of value for offshore drilling companies and establish a clear and measurable link between the company’s executive long-term incentive compensation and the company’s performance.

The HSE, financial, backlog and ESG performance goals for the second performance period from July 1, 2022 through June 30, 2023, along with the results of the company’s actual performance during the performance period, were as follows (dollar amounts in millions):

HSE Metrics	Target Goal	Threshold Goal	Stretch Goal	Weighting	Result
No Regulatory Shutdown	0	—	—	20%	0.00
LTI Frequency	0.20	0.25	0.15	20%	0.24
Dropped Object Frequency	0.10	0.19	0.06	20%	0.08
Environmental Spill (ZIO) Frequency	0.10	0.15	0.05	20%	0.00
Well Control Event (bbl influx)	11-20	21-30	≤ 10	20%	8.00

Financial Metric	Target Goal	Threshold Goal	Stretch Goal	Result
Adjusted EBITDA	$87.8	$70.2	$98.3	$96.4

Addition of Backlog	Target Goal	Threshold Goal	Stretch Goal	Result
Added Backlog	$946.6	$521.2	$1,026.3	$1,313.9

ESG	Target Goal	Weighting	Result
Institute a Human Rights Policy	Q2 2023	25%	100%
Implement ISO 50001 Program on Two Rigs	Q2 2023	25%	90%
Conduct Global Gender Pay Equity Review	Q2 2023	25%	100%
Prevent Significant Cyber Security Data Breach	Through Q2 2023	25%	100%
Cumulative ESG Results			98%

In July 2023, for purposes of consideration of vesting of the performance-based RSUs applicable to the second year performance period ended June 30, 2023, the Compensation Committee reviewed the above performance period results and also determined that during the performance period the company achieved 50% of the strategic initiative goals determined by the Board. Based on the results, the Compensation

Committee exercised its business judgment and determined that the NEOs achieved 111% of target performance during the performance period. As a result, the performance-based RSUs applicable to the second year performance period vested at 100% of target (the maximum allowable vesting result), and Messrs. Savarino and Roland received the following vested RSUs (before tax withholdings):

Name	Vested Performance-Based RSUs (#)
Dominic A. Savarino	30,176
David L. Roland	30,176

The 2021 RSU performance goals for the third-year period from July 1, 2023 through June 30, 2024 of the performance period consist of (i) five target HSE objectives, (ii) a target amount of adjusted EBITDA, (iii) a target amount of added cumulative contract backlog and (iv) four target ESG objectives.

Unless otherwise determined by the Compensation Committee, the percentage of the performance-vesting awards eligible to vest may range from 0% to 100% of the target amount, based on the specified levels of achievement of the applicable performance goals. In no event will the recipient be eligible to earn more than 100% of the target amount for any performance period. If the recipient is terminated without cause or because of the recipient’s death or disability, then the recipient will remain eligible to vest, subject to achievement of the performance conditions, in the number of performance-based RSUs that would vest on the next two vesting dates. Upon termination for cause, all vested and unvested performance-based RSUs will be forfeited and cancelled for zero compensation. Upon a termination of service for any other reason, all outstanding and unvested performance-based RSUs will be forfeited and cancelled for zero compensation. Upon a change in control of our company, the number of performance-based RSUs that would vest on the next two vesting dates will vest to the extent of the achievement of certain performance goals through the date of the change in control, or based on deemed achievement target performance for certain other performance goals.

The NEOs do not have any privileges of a stockholder of the company with respect to any RSUs, including any right to vote any shares underlying the RSUs or to receive dividends or other distributions; provided that, if the company declares any dividend while the RSUs are outstanding, the holder will be credited a dividend equivalent, which will be subject to the same vesting conditions applicable to the RSU and will vest only if the RSU vests and will be forfeited if the RSU is forfeited. Any such dividend equivalents will be settled and paid to the holder following the date on which the RSU vests. All RSUs may be settled in cash or our common stock.

2022 Long-Term Incentive Awards

As approved by the Compensation Committee, on May 12, 2022 we granted incentive awards under our Stock Plan to certain of our key employees, including our CEO and other NEOs, consisting of time-based RSU awards that vest in equal amounts annually over a three-year period and performance-based RSU awards that vest based on the achievement of a target stock appreciation performance goal over a three-year period. The number of RSUs included in the May 12, 2022 awards to our NEOs were as follows:

Name	Performance-Vesting RSUs Granted (#)	Time-Vesting RSUs Granted (#)
Bernie Wolford, Jr.	274,528	117,655
Dominic A. Savarino	85,790	36,767
David L. Roland	60,053	25,737

The time-based RSUs vest with respect to approximately 1/3 of the RSUs on each of May 12, 2023, May 12, 2024 and May 12, 2025, subject to the recipient’s continuous employment through the applicable vesting date. If the recipient is terminated for “cause” (as defined in the award agreement), all vested and unvested time-based RSUs will be forfeited and cancelled for zero compensation. In connection with a “change in control” (as defined in the award agreement) in which the award is continued, assumed or replaced with an economically equivalent equity-based award that contains substantially comparable terms and conditions (or a Rollover Award), the Rollover Award will vest in accordance with the above vesting schedule. In the case of a Rollover Award, upon the occurrence of a termination of the recipient’s employment during the 12-month period following such change in control (i) by our company without cause, (ii) by the recipient for “good reason” (as defined in the award agreement) or (iii) by reason of the recipient’s death or disability, such award will 100% vest as of the date on which such termination occurred. In connection with a change in control in which the award does not become a Rollover Award, a pro-rated portion of the number of RSUs scheduled to vest on the next vesting date (to the extent not previously vested) will vest in full, subject to the recipient’s continued service through the consummation of the change in control and, to the extent not continued, assumed or replaced in connection with the change in control, any remaining unvested time-based RSUs will be forfeited and cancelled for zero compensation. Upon termination of service for any other reason, all outstanding and unvested time-based RSUs will be forfeited and cancelled for zero compensation.

The performance-based RSUs vest based on the level of achievement of our stock price through May 12, 2025 (unless terminated earlier in connection with a “change in control” as defined in the award agreement), subject to the recipient’s continuous employment through the end of the performance period. On the May 12, 2022 grant date, the 30 consecutive trading day volume-weighted average price of our common stock (or 30-day VWAP) was $7.34. The 30-day VWAP for the performance period will be tested on the last day of the performance period. If, at any time during the three-year performance period, the highest 30-day VWAP of our common stock equals $8.37, then 1/3 of the RSUs will vest. If, at any time during the three-year performance period, the highest 30-day VWAP of our common stock equals $9.55, then 2/3 of the RSUs will vest. If, at any time during the three-year performance period, the highest 30-day VWAP of our common stock equals or exceeds $10.87, then 100% of the RSUs will vest. If the highest 30-day VWAP of our common stock falls between any of the above thresholds, straight-line interpolation will be applied to determine the number of RSUs that will vest. If, at any time during the three-year performance period, the highest 30-day VWAP of our common stock does not reach $8.37, then none of the RSUs will vest, and the performance-based RSUs will be forfeited and cancelled for zero compensation. Vested time-based RSUs and performance-based RSUs may be settled by the company in cash in lieu of stock.

If the recipient is terminated for “cause” (as defined in the award agreement), all vested and unvested performance-based RSUs will be forfeited and cancelled for zero compensation. Upon the occurrence of a termination of the recipient’s employment (i) by our company without cause, (ii) by the recipient for “good reason” (as defined in the award agreement) or (iii) by reason of the recipient’s death or disability, the performance-based RSUs will vest as set forth above (without regard for the requirement that the recipient remain in continuous employment through the end of the performance period) based on the highest 30-day VWAP achieved during the performance period prior to the termination, and any unvested performance-based RSUs will be forfeited and cancelled for zero compensation.

In connection with a change in control in which there is a Rollover Award of performance-based RSUs, the Rollover Award will vest based on the 30-day VWAP as set forth above (subject to equitable adjustable to account for such change in control). In the case of a Rollover Award, upon the occurrence of a termination of the recipient’s employment during the 12-month period following the change in control (i) by our company without cause, (ii) by the recipient for good reason or (iii) by reason of the recipient’s death or disability, the performance-based RSUs will vest as follows:

•

If the change in control occurred prior to May 12, 2023 and the consideration (on a per share basis) that holders of our company’s common stock received in connection with the change in control in which our company was not the surviving entity (or the Transaction Share Price) equaled or exceeded $8.37, then 100% of the Rollover Award would have vested;

•

If the change in control occurred on or after May 12, 2023 but prior to May 12, 2024 and the Transaction Share Price equaled $8.37, then 1/3 of the Rollover Award will vest and become non-forfeitable, and if the Transaction Share Price equaled or exceeded $9.55, then 100% of the

Rollover Award will vest and become non-forfeitable (if the Transaction Share Price falls between either of the above thresholds, straight-line interpolation will be applied to determine how much of the Rollover Award will vest and become non-forfeitable); and

•

If the change in control occurred on or after May 12, 2024 but prior to May 12, 2025 and the Transaction Share Price equaled $8.37, then 1/3 of the Rollover Award will vest and become non-forfeitable, and if the Transaction Share Price equaled or exceeded $10.87, then 100% of the Rollover Award will vest and become non-forfeitable (if the Transaction Share Price falls between either of the above thresholds, straight-line interpolation will be applied to determine how much of the Rollover Award will vest and become non-forfeitable).

Upon the occurrence of a change in control in which the performance-based RSU award does not become a Rollover Award, the award’s performance period will terminate upon the consummation of the change in control and the performance-based RSUs will vest upon the consummation of the change in control as follows:

•	If the Transaction Share Price equaled $8.37, then 1/3 of the RSUs will vest;

•	If the Transaction Share Price equaled $9.55, then 2/3 of the RSUs will vest;

•	If the Transaction Share Price equaled or exceeded $10.87, then 100% of the RSUs will vest; and

•	Any unvested performance-based RSUs will be forfeited and cancelled for zero compensation upon the consummation of the change in control.

2023 Long-Term Incentive Awards

As approved by the Compensation Committee, on January 18, 2023 we granted incentive awards under our Stock Plan to certain of our key employees, including our CEO and other NEOs, consisting of time-based RSU awards that vest in equal amounts annually over a three-year period and performance-based RSU awards that vest based on the achievement of a target stock appreciation performance goal over a three-year period. The target number of RSUs included in the January 18, 2023 awards to our NEOs were as follows:

Name	Performance-Vesting RSUs Granted (#)	Time-Vesting RSUs Granted (#)
Bernie Wolford, Jr.	177,424	118,282
Dominic A. Savarino	55,445	36,963
David L. Roland	43,124	28,749

The time-based RSUs vest with respect to approximately 1/3 of the RSUs on each of January 18, 2024, January 18, 2025 and January 18, 2026, subject to the recipient’s continuous employment through the applicable vesting date. If the recipient is terminated for “cause” (as defined in the award agreement), all vested and unvested time-based RSUs will be forfeited and cancelled for zero compensation. In connection with a “change in control” (as defined in the award agreement) in which there is a Rollover Award, the Rollover Award will vest in accordance with the above vesting schedule. In the case of a Rollover Award, upon the occurrence of a termination of the recipient’s employment during the 12-month period following such change in control (i) without cause, (ii) by the recipient for “good reason” (as defined in the award agreement) or (iii) by reason of the recipient’s death or disability, such award will 100% vest as of the date on which such termination occurred. In connection with a change in control in which the award does not become a Rollover Award, a pro-rated portion of the number of RSUs scheduled to vest on the next vesting date (to the extent not previously vested) will vest in full, subject to the recipient’s continued service through the consummation of the change in control and, to the extent not continued, assumed or replaced in connection with the change in control, any remaining unvested time-based RSUs will be forfeited and cancelled for zero compensation. Upon a termination of service for any other reason, all outstanding and unvested time-based RSUs will be forfeited and cancelled for zero compensation.

The performance-based RSUs cliff vest based on the level of achievement of our relative total shareholder return, or our RTSR, during the three-year period commencing on the grant date (unless terminated earlier as set forth in the award agreement) compared to a group of other companies designated in the award agreement, subject to the recipient’s continuous service or employment through the end of the performance period. If our RTSR at the end of the performance period ranks in the 75th percentile or above compared to the other companies, then 150% of the performance-based RSUs will vest. If our RTSR at the end of the performance period ranks in the 25th percentile compared to the other companies, then 50% of the performance-based RSUs will vest and the remaining unvested performance-based RSUs will be forfeited and cancelled for zero compensation. If our RTSR at the end of the performance period falls between the 25th percentile and 75th percentile compared to the other companies, straight-line interpolation will be applied to determine the number of performance-based RSUs that will vest and the remaining unvested performance-based RSUs will be forfeited and cancelled for zero compensation. If our RTSR at the end of the performance period does not equal or exceed the 25th percentile compared to the other companies, then 0% of the performance-based RSUs will vest and the performance-based RSUs will be forfeited and cancelled for zero compensation. If our total shareholder return (irrespective of our comparison to the other companies) at the end of the performance period is less than 0%, no more than 100% of the performance-based RSUs will vest.

If the recipient is terminated for “cause” (as defined in the award agreement), all vested and unvested performance-based RSUs will be forfeited and cancelled for zero compensation. Upon the occurrence of a termination of the recipient’s employment before the end of the performance period (i) by our company without cause, (ii) by the recipient for “good reason” (as defined in the award agreement) or (iii) by reason of the recipient’s death or disability, a portion of the unvested performance-based RSUs will remain outstanding and eligible to vest as if the recipient had remained employed, without regard for the requirement that the recipient remain in continuous service through the end of the performance period. The portion of performance-based RSUs that remain eligible to vest will be determined by multiplying the target number of performance-based RSUs by a fraction, the numerator of which is the number of days the recipient was employed during the performance period and the denominator of which is the total number of days in the performance period. Any remaining performance-based RSUs that are ineligible to vest will be forfeited and cancelled for zero compensation.

In connection with a change in control in which there is a Rollover Award of performance-based RSUs, the Rollover Award will vest based on the achievement of RTSR during the performance period as set forth above (subject to equitable adjustment to account for such change in control). In the case of a Rollover Award, upon the occurrence of a termination of the recipient’s employment during the 12-month period following such change in control (i) without cause, (ii) by the recipient for good reason or (iii) by reason of the recipient’s death or disability, then 100% of the target number of the unvested performance-based RSUs will vest and become non-forfeitable. Upon the occurrence of a change in control in which the performance-based RSU award does not become a Rollover Award, the award’s performance period will terminate upon the consummation of the change in control and 100% of the target number of the unvested performance-based RSUs will vest and become non-forfeitable.

Personal Benefits, Perquisites and Employee Benefits

We do not offer many perquisites traditionally offered to executives of similarly-sized companies. Perquisites and any other similar personal benefits generally offered to our executive officers are substantially the same as those generally available on a non-discriminatory basis to all of our full-time salaried employees, such as medical and dental insurance, life insurance, disability insurance, a 401(k) plan with a company match and other customary employee benefits. We make contributions for group term life insurance, spouse/dependent life insurance, and long-term disability insurance for our employees, including our NEOs, as indicated in the 2023 Summary Compensation Table below. Business-related relocation benefits may be reimbursed on a case-by-case basis.

We maintain a defined contribution plan (which we refer to as our Retirement Plan) designed to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended (which, together with the regulations promulgated thereunder, we refer to as the Code). Pursuant to our Retirement Plan, in 2023 we matched 100% of the first 4% of each participant’s compensation contributed. In addition, under our Amended and Restated Supplemental Executive Retirement Plan (which we refer to as our SERP), we have contributed to participants any portion of the applicable percentage of the base salary contribution and the matching contribution that cannot be contributed under the Retirement Plan because of the limitations within the Code. Participants in this plan are a select group of our management or highly compensated employees, including our NEOs, and are fully vested in all amounts paid into the plan. As a result of our Chapter 11 reorganization, we did not contribute any amounts into our SERP during 2020, 2021 or 2022. In October 2022, our Compensation Committee approved the resumption of contributions to our SERP for 2023 and future years.

Supplemental Severance Plan. On September 1, 2021, we issued the Diamond Offshore Drilling, Inc. Supplemental Severance Plan, effective as of September 21, 2021, for eight key employees, including Messrs. Savarino and Roland. The Supplemental Severance Plan provides the participants with protection for loss of salary and benefits in the event of certain involuntary terminations of employment in order to assist our company in retaining its senior management team.

The Supplemental Severance Plan provides that if an eligible participant’s employment is terminated by our company without “cause” or as a result of the recipient’s death or disability or a resignation for “good reason” (each of “cause” and “good reason” as defined in the Supplemental Severance Plan), the participant will be eligible to receive a lump-sum cash payment in an amount equal to the sum of the participant’s annual base salary and annual target bonus and, subject to the participant’s election of continuation of health care coverage pursuant to COBRA, we will pay the full cost of the participant’s COBRA premiums for 12 months from the date of the termination. If an eligible participant’s employment is terminated by our company without cause or due to a resignation for good reason within six months prior to, or one year following, a change in control of our company, the participant will instead be eligible to receive a lump-sum cash payment in an amount equal to 1.5 times the sum of the participant’s annual base salary and annual target bonus and, subject to the participant’s election of COBRA coverage, we will pay the full cost of the participant’s COBRA premiums for 18 months from the date of such termination. Receipt of severance benefits is subject to the participant’s execution of a release of any claims against our company and agreement with restrictive covenants, including a covenant of non-solicitation of customers and employees.

Clawback Policies

We maintain two clawback policies. Our executive officer clawback policy complies with the requirements of the SEC and NYSE Listing Standards and provides for recovery of incentive-based compensation erroneously received by current or former executive officers, including our NEOs, during the three completed fiscal years immediately preceding the year in which we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements. With narrow and limited exceptions, erroneous payments must be recovered even if there was no misconduct or failure of oversight on the part of the individual executive officer.

Our second clawback policy applies to our executive officers and all other officers, including our NEOs, and functions independently of our executive officer clawback policy. This clawback policy provides that if at any time the Compensation Committee determines that an individual officer engaged in a Detrimental Activity (as defined in the policy), the committee may in its discretion seek recoupment from the officer of certain amounts of incentive compensation. As used in the policy, “Detrimental Activity” means acts that constitute cause for termination of employment, conviction of certain felonies, acts of fraud or embezzlement, certain acts of negligence or misconduct, certain violations of a company policy and other problematic decisions or actions listed in the policy.

Director and Officer Stock Ownership Guidelines

Because the Board believes in aligning the interests of management and stockholders, we have stock ownership guidelines applicable to our officers and directors, including our NEOs. The guidelines require covered persons to hold shares of company stock and/or unvested time-vesting RSUs with an aggregate value in excess of the following specified multiples of their base salary or retainer:

Position	Minimum Ownership Thresholds
President and CEO	5x annual base salary
Executive Vice Presidents	3.5x annual base salary
Senior Vice Presidents	2.5x annual base salary
Board of Directors	3x cash Board retainer

Until the holding requirement is achieved, the covered person must retain at least 60% of the net settled shares received by the person as a result of the vesting of RSUs. The stock ownership guidelines also count time-based and performance-based RSU awards that have already vested although the underlying shares of company stock have not yet been delivered to the covered person. Unvested performance-based RSUs or other awards and unexercised stock options do not count towards satisfaction of the ownership guidelines. As of March 1, 2024, all covered persons satisfied the holding requirements of our stock ownership guidelines.

Indemnification of Directors and Executive Officers

Our Certificate of Incorporation provides certain rights of indemnification to our directors and officers (including our executive officers) in connection with legal actions brought against them by reason of the fact that they are or were a director or officer of our company, to the fullest extent permitted by law. Our Certificate of Incorporation also eliminates the personal liability of our directors to our company or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by law. Our Certificate of Incorporation also provides that, to the fullest extent permitted by law, non-employee directors and their affiliates (other than our company, any of its subsidiaries or their respective officers or employees) shall not be liable to our company or our stockholders or to any affiliate of our company for breach of any fiduciary duty solely by reason of the fact that such non-employee director or affiliate (A) engaged in or possessed interests in other business ventures of any type or description, including those engaged in the same or similar business activities or lines of business in which our company or any of our subsidiaries now engages or proposes to engage, or (B) competed with our company or any of our subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or stockholder of any other person (other than our company or any of our subsidiaries). In addition, except to the extent provided otherwise in our Certificate of Incorporation, to the fullest extent permitted by law, such persons shall not be liable to our company or our stockholders or to any of our subsidiaries for breach of any duty (fiduciary, contractual or otherwise) as a stockholder or director of our company by reason of the fact that such person does not present certain corporate opportunities to our company.

Our Bylaws contain provisions that provide for the indemnification of officers and directors as authorized by law, subject to certain terms and conditions set forth therein.

We have entered into indemnification agreements with each of our directors and executive officers that generally provide for us to indemnify the applicable indemnitee to the fullest extent permitted by applicable law (subject to certain limitations) as well as the advancement of all expenses incurred by the director or executive officer in connection with a legal proceeding arising out of their service to our company, in each case to the extent permitted by applicable law.

In addition, as authorized by our Bylaws, we have an existing directors’ and officers’ liability insurance policy.

Risk Management Considerations

Our Compensation Committee has concluded that our compensation program does not encourage excessive or inappropriate risk-taking. Several elements of our compensation program are designed to promote the creation of long-term value and thereby discourage behavior that leads to excessive risk:

•

Our 2023 compensation program consisted of both fixed and variable compensation. The fixed (or salary) portion was designed to provide a steady income regardless of our financial performance, in part so that executives do not focus exclusively on short-term financial performance to the detriment of other important business metrics and objectives. The variable (short-term incentive and long-term incentive) portion of compensation was designed to reward key employees only if we achieve exceptional corporate performance. We believe that the variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce positive corporate results, while the fixed element is also sufficient such that executives are not encouraged to take unnecessary or excessive risks.

•	Executives receive a significant portion of their compensation in the form of equity, which discourages them from making short-term decisions that may result in long-term harm to the organization.

•

The majority of the RSUs awarded to our NEOs are performance-vesting rather than time-vesting. The performance-based RSUs cliff vest over a three-year performance period from the date of grant, encouraging executives to look to long-term financial results and long-term appreciation in equity values.

•

The performance metrics used in the short-term incentive plan and long-term incentive awards are measures the Compensation Committee believes represent key value driving indicators for our business operations over the applicable performance periods. Moreover, the committee set ranges for these measures designed to encourage success without encouraging excessive risk taking to achieve short-term results. In addition, the overall maximum short-term incentive award for each participating NEO in 2023 could not exceed 150% of the executive’s target award, and the overall maximum long-term incentive award for each participating NEO granted in 2023 cannot exceed 150% of the executive’s target award, in each case no matter how much the company’s performance exceeds the ranges established at the time of the award.

•

We have strict internal controls over the measurement and calculation of the performance metrics used in determining the executives’ short-term incentive plan and long-term incentive awards, designed to prevent the metrics from being susceptible to manipulation by any employee, including our executives.

•	We maintain a policy that prohibits our NEOs from engaging in any pledging, hedging or short sale transactions related to our stock or our other equity securities.

•

We maintain robust clawback policies that go beyond the minimum requirements of NYSE Listing Standards and provide for the company to recoup certain incentive compensation from current and former officers under the circumstances described in the policies.

Employment Agreements

During 2023, we did not have employment agreements with any of our NEOs except for Bernie Wolford, Jr., our President and CEO. In connection with his hire as our President and CEO, on May 8, 2021 we entered into an employment agreement with Mr. Wolford, which has a term continuing until terminated by us or Mr. Wolford, or until his death or disability, in accordance with the employment agreement. Pursuant to the terms of the agreement, Mr. Wolford will receive an annualized base salary of at least $700,000 and will be eligible to earn a bonus with a target annual bonus opportunity equal to at least 100% of base salary, payment of which is based on the achievement of certain financial or individual performance goals and factors. Mr. Wolford is also entitled to participate in our benefit programs generally available to other senior officers and to receive reimbursement of certain expenses incurred during his employment.

If Mr. Wolford’s employment is terminated due to his death or by us due to his disability, he will be entitled to any accrued but unpaid annual bonus with respect to the preceding calendar year. If Mr. Wolford’s employment is terminated by us without “cause” (as defined in his agreement) or by Mr. Wolford with “good reason” (as defined in his agreement) in accordance with his employment agreement, he will be entitled to (i) any accrued but unpaid annual bonus with respect to the preceding calendar year, (ii) a lump-sum cash payment equal to 200% of the sum of (A) his base salary plus (B) target annual bonus and (iii) continued participation in our group health plan for him and his eligible dependents for a period of 24 months at our expense, in each case subject to the terms and conditions of his employment agreement. No severance is payable upon termination of employment for cause or a voluntary termination by Mr. Wolford without good reason.

Mr. Wolford’s employment agreement contains non-competition covenants restricting his ability to compete with us and non-solicitation covenants, applicable in each case during the term of the employment agreement and for a period of one year thereafter, customary covenants regarding our indemnification of Mr. Wolford, and covenants concerning confidentiality, rights to inventions and non-disparagement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management of the company. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE
Neal P. Goldman, Chair
Benjamin C. Duster, IV
John H. Hollowell

EXECUTIVE COMPENSATION

2023 Summary Compensation Table

The following table summarizes the compensation of our NEOs for 2023 using the disclosure rules required by the SEC. Mr. Wolford was hired as our President and CEO on May 7, 2021. Mr. Savarino was promoted from Vice President and Chief Accounting & Tax Officer to our Senior Vice President and Chief Financial Officer on September 20, 2021.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Bernie Wolford, Jr.	2023	712,846	3,823,480	657,656	35,656	5,229,638
President and CEO	2022 2021	705,833 437,837	2,348,784 7,303,326	627,690 456,438	16,115 5,865	3,698,422 8,203,466

Dominic A. Savarino	2023	427,562	1,194,836	316,761	23,714	1,962,873
Senior Vice President and CFO	2022 2021	434,500 403,063	733,994 1,320,235	281,820 393,500	11,289 4,945	1,461,603 2,121,743

David L. Roland	2023	417,946	929,318	315,203	24,340	1,686,807
Senior Vice President, General Counsel and Secretary	2022 2021	410,670 397,995	513,797 1,320,235	275,415 426,912	16,089 5,477	1,215,971 2,150,619

Notes and Narrative Disclosure to 2023 Summary Compensation Table

The following is a discussion of material factors necessary for an understanding of the information disclosed in the 2023 Summary Compensation Table. For a discussion of Mr. Wolford’s employment agreement, see “Compensation Discussion and Analysis – Employment Agreements” above.

Salary Column. The Salary amounts for 2021 and 2022 for all NEOs reflect a voluntary temporary 5% reduction in annual base salary in effect from August 16, 2021 through April 1, 2022.

Stock Awards Column. All amounts in the “Stock Awards” column reflect the grant-date fair value of RSUs or restricted stock awarded in such years under our Stock Plan, computed in accordance with FASB ASC Topic 718. For a description of the terms of the RSUs and restricted stock granted, see “Compensation Discussion and Analysis— 2023 Long-Term Incentive Awards,” “— 2022 Long-Term Incentive Awards” and “— 2021 Long-Term Incentive Awards” above.

The amounts shown under “Stock Awards” for 2023 represent the grant date fair value of RSUs computed in accordance with FASB ASC Topic 718 granted to each of the NEOs on January 18, 2023, consisting of performance-vesting RSUs and time-vesting RSUs. The number of performance-vesting and time-vesting RSUs awarded to the NEOs in 2023 were as follows:

Name	Target Grant Date Value of Performance-Vesting RSUs ($)	Performance- Vesting RSUs Granted (#)	Grant Date Value of Time-Vesting RSUs ($)	Time-Vesting RSUs Granted (#)
Bernie Wolford, Jr.	2,482,162	177,424	1,341,318	118,282
Dominic A. Savarino	775,676	55,445	419,160	36,963
David L. Roland	603,305	43,124	326,014	28,749

The performance-vesting RSUs awarded to the NEOs during 2023 cliff vest in three years based on the level of achievement of our RTSR during the three-year performance period compared to a group of other companies designated in the respective award agreements. The time-vesting RSUs granted to the NEOs during 2023 vest in equal amounts annually over a three-year period. In all cases, the RSUs are subject to forfeiture if the applicable vesting conditions are not met.

The amounts shown under “Stock Awards” for 2022 represent the grant date fair value of RSUs computed in accordance with FASB ASC Topic 718 granted to each of the NEOs on May 12, 2022, consisting of performance-vesting RSUs and time- vesting RSUs. The number of performance-vesting and time-vesting RSUs awarded to the NEOs in 2022 were as follows:

Name	Target Grant Date Value of Performance-Vesting RSUs ($)	Performance- Vesting RSUs Granted (#)	Grant Date Value of Time-Vesting RSUs ($)	Time-Vesting RSUs Granted (#)
Bernie Wolford, Jr.	1,567,555	274,528	781,229	117,655
Dominic A. Savarino	489,861	85,790	244,133	36,767
David L. Roland	342,903	60,053	170,894	25,737

The performance-vesting RSUs awarded to the NEOs during 2022 cliff vest in three years upon the attainment of target stock appreciation performance goals specified in their respective award agreements. The time-vesting RSUs granted to the NEOs during 2022 vest in equal amounts annually over a three-year period. In all cases, the RSUs are subject to forfeiture if the applicable vesting conditions are not met.

For Mr. Wolford, the amount shown under “Stock Awards” for 2021 represents the grant date fair value of restricted stock computed in accordance with FASB ASC Topic 718 granted to him on May 8, 2021, consisting of performance-vesting shares and time-vesting shares. For Messrs. Savarino and Roland, the amounts shown under “Stock Awards” for 2021 represent the grant date fair value of RSUs computed in accordance with FASB ASC Topic 718 granted to each of them as of July 1, 2021 (and, for Mr. Savarino, RSUs granted to him on October 1, 2021), consisting of performance-vesting RSUs and time-vesting RSUs.

The number of shares of performance-vesting and time-vesting restricted stock (Mr. Wolford) and the number of RSUs (Messrs. Savarino and Roland) awarded to the NEOs in 2021 were as follows:

Name	Target Grant Date Value of Performance-Vesting RS/RSUs ($)	Performance- Vesting RS/RSUs Granted (#)	Grant Date Value of Time-Vesting RS/RSUs ($)	Time-Vesting RS/RSUs Granted (#)
Bernie Wolford, Jr.	5,358,884	777,777	1,944,442	222,222
Dominic A. Savarino	792,146	90,531	528,089	60,353
David L. Roland	792,138	90,530	528,097	60,354

The performance-vesting restricted stock awarded to Mr. Wolford during 2021 vests upon the attainment of a target level of Total Equity Value of the company, and the performance-vesting RSUs awarded to the other NEOs during 2021 vest upon the attainment of the safety, financial, business development and strategic performance goals specified in their respective award agreements. The time-vesting restricted stock awarded to Mr. Wolford in 2021 vests in three equal installments over a two-year period, and the time-vesting RSUs awarded to the other NEOs in 2021 vest in three equal installments over a three-year period. In all cases, the restricted stock and RSUs are subject to forfeiture if the applicable vesting conditions are not met. All of the shares of restricted stock awarded to Mr. Wolford during 2021 have vested. For more information concerning the vesting of performance-vesting RSUs awarded to the other NEOs during 2021, see “Compensation Discussion and Analysis – 2021 Long-Term Incentive Awards” above.

Under the terms of the award agreements for the performance-vesting restricted stock and RSUs awarded to each NEO in 2023, 2022 and 2021, the maximum number of performance-vesting shares of restricted stock or RSUs that could vest regardless of how far our company exceeded the applicable performance goals, and the grant-date value of the awards of performance-vesting restricted stock or RSUs to each NEO in 2023, 2022 and 2021 computed in accordance with FASB ASC Topic 718 assuming the highest level of performance conditions were achieved and the maximum number of performance-vesting shares of restricted stock and RSUs would vest, would have been as set forth in the table below:

	Maximum Number of Performance-Vesting RS/RSUs that Could Vest (#)			Grant-Date Value of Maximum Number of Performance-Vesting RS/RSUs that Could Vest ($)
Name	2023	2022	2021	2023	2022	2021
Bernie Wolford, Jr.	266,136	274,528	777,777	3,723,243	1,567,555	5,358,884
Dominic A. Savarino	83,168	85,790	90,531	1,163,513	489,861	792,146
David L. Roland	64,686	60,053	90,530	904,957	342,903	792,138

For a discussion of the valuation assumptions for the restricted stock and RSU awards, see Note 6, Stock-Based Compensation, to our audited consolidated financial statements for the fiscal year ended December 31, 2023 included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which has been filed with the SEC.

Non-Equity Incentive Plan Compensation Column. All amounts in the “Non-Equity Incentive Plan Compensation” column for 2023 consist of payments of annual cash incentive awards earned pursuant to our 2023 Incentive Plan and paid in February 2024. For a description of 2023 Incentive Plan amounts paid to our NEOs for 2023, see “Compensation Discussion and Analysis – 2023 Short-Term Incentive Program” above.

All amounts in the “Non-Equity Incentive Plan Compensation” column for 2022 consist of payments of annual cash incentive awards earned pursuant to our 2022 short-term incentive plan.

All amounts in the “Non-Equity Incentive Plan Compensation” column for 2021 consist of (a) payments of annual cash incentive awards earned pursuant to our 2021 short-term incentive program and (b) quarterly cash payments awarded and earned during 2021 under a key employee incentive plan that was in effect during our Chapter 11 reorganization and provided quarterly performance-based incentive opportunities for the period from April 1, 2020 through March 31, 2021 to certain executive-level employees, including Messrs. Savarino and Roland.

All Other Compensation Column. The amounts shown in the “All Other Compensation” column for 2023 consist of the following:

2023 All Other Compensation Table

Name	Retirement Plan Matching ($)	Insurance ($)	SERP ($)	Total ($)
Bernie Wolford, Jr.	13,200	5,865	16,591	35,656
Dominic A. Savarino	13,200	5,516	4,998	23,714
David L. Roland	13,200	5,420	5,720	24,340

We suspended our employee Retirement Plan contribution matching program from November 2020 through January 1, 2022 in order to reduce costs. When we resumed the company match, we matched 50% of the first 6% of each participant’s compensation contributed. Effective on January 1, 2023, we increased the company match to 100% of the first 4% of each participant’s compensation contributed.

Under our SERP, in past years we have contributed to participants any portion of the applicable percentage of the base salary contribution and the matching contribution that cannot be contributed under the Retirement Plan because of the limitations within the Code. As a result of our Chapter 11 reorganization, in 2021 we discontinued making SERP contributions to participants through the end of 2022. Beginning in 2023, we resumed making SERP contributions. Participants in the SERP are fully vested in all amounts paid into the plan. The following table summarizes 2023 nonqualified deferred compensation of our NEOs under our SERP.

2023 Nonqualified Deferred Compensation

Name	Registrant Contributions in 2023 ($)(1)	Aggregate Earnings in 2023 ($)(2)	Aggregate Balance at December 31, 2023 ($)(3)
Bernie Wolford, Jr.	16,454	137	16,591
Dominic A. Savarino	4,576	422	15,360
David L. Roland	4,196	1,524	43,959

(1)

These amounts represent our contributions under our SERP. Our contributions under this plan are further described in our “Compensation Discussion and Analysis” above under the heading “Personal Benefits, Perquisites and Employee Benefits.” These contributions are also included in the “All Other Compensation” column of the 2023 Summary Compensation Table and in the “SERP” column of the 2023 All Other Compensation Table.

(2)

These amounts represent interest earned on contributions under our SERP. These amounts are also included in the “All Other Compensation” column of the 2023 Summary Compensation Table and in the “SERP” column of the 2023 All Other Compensation Table. These earnings were calculated by applying a fixed interest rate based on the annual yield on 10-year U.S. Treasury Securities to current year and deferred contributions.

(3)

These amounts represent the aggregate balance as of December 31, 2023 for each of the NEOs pursuant to our SERP. The deferred balances related to our SERP were reported in the Summary Compensation Table in each contribution year.

2023 Grants of Plan-Based Awards

Name and Type of Equity Award (1)	Grant Date	Action Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(3)	All Other Stock Awards (#)(4)	Grant Date Fair Value of Stock Awards ($)(5)
			Threshold	Target	Maximum	Target
Bernie Wolford, Jr.			412,500	825,000	1,237,500
RSUs (T)	01/18/23	01/17/23					118,282	1,341,318
RSUs (P)	01/18/23	01/17/23				177,424		3,723,243
Dominic A. Savarino			180,400	360,800	541,200
RSUs (T)	01/18/23	01/17/23					36,963	419,160
RSUs (P)	01/18/23	01/17/23				55,445		1,163,513
David L. Roland			176,400	352,800	529,200
RSUs (T)	01/18/23	01/17/23					28,749	326,014
RSUs (P)	01/18/23	01/17/23				43,124		904,957

(1)	RSUs are either time-vesting (T) or performance-vesting (P).

(2)

These amounts represent the threshold, target and maximum awards allowable under our 2023 Incentive Plan. Awards under our 2023 Incentive Plan cannot exceed 150% of the target incentive amount, regardless of level of company performance. See the “Non-Equity Incentive Plan Compensation” column in the 2023 Summary Compensation Table above and the related notes and narrative disclosure. For more information concerning awards under our 2023 Incentive Plan and the actual incentive amounts paid for 2023, see “Compensation Discussion and Analysis – 2023 Short-Term Incentive Program.”

(3)

The amounts shown represent target awards of performance-vesting RSUs that could vest as determined pursuant to our Stock Plan and the applicable award agreement. RSUs awarded to the NEOs in 2023 will cliff vest in three years based on the level of achievement of our RTSR during the three-year performance period compared to a group of other companies designated in the respective award agreements. In all cases, the RSUs are subject to forfeiture if the applicable vesting conditions are not met. None of the NEOs have any privileges of a stockholder of the company with respect to any RSUs, including any right to vote any shares underlying the RSUs or to receive dividends or other distributions; provided that, if the company declares any dividend while the RSUs are outstanding, the holder will be credited a dividend equivalent, which will be subject to the same vesting conditions applicable to the RSU and will vest only if the RSU vests and will be forfeited if the RSU is forfeited. Any such dividend equivalents will be settled and paid to the holder following the date on which the RSU vests. All RSUs may be settled in cash or our common stock. See “Compensation Discussion and Analysis – 2023 Long-Term Incentive Awards.”

(4)

The amounts shown represent awards of time-vesting RSUs that could vest as determined pursuant to our Stock Plan and the applicable award agreement. The RSUs will vest in three equal installments over a three-year period. In all cases, the RSUs are subject to forfeiture if the applicable vesting conditions are not met. None of the NEOs have any privileges of a stockholder of the company with respect to any RSUs, including any right to vote any shares underlying the RSUs or to receive dividends or other distributions; provided that, if the company declares any dividend while the RSUs are outstanding, the holder will be credited a dividend equivalent, which will be subject to the same vesting conditions applicable to the RSU and will vest only if the RSU vests and will be forfeited if the RSU is forfeited. Any such dividend equivalents will be settled and paid to the holder following the date on which the RSU vests. All RSUs may be settled in cash or our common stock. See “Compensation Discussion and Analysis – 2023 Long-Term Incentive Awards.”

(5)

Represents the maximum fair value of each equity award recognizable in accordance with FASB ASC Topic 718 (based, with respect to RSUs, upon the probable outcome of performance conditions) and does not include any estimates of forfeitures for service-based vesting. See Note 6, Stock-Based Compensation, to our audited consolidated financial statements for the fiscal year ended December 31, 2023 included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which has been filed with the SEC.

Stock Plan

Our Stock Plan authorizes the grant of stock options, stock appreciation rights, restricted stock, RSUs, performance awards, and other stock-based awards or any combination thereof to eligible participants. Stock options intended to qualify as “incentive stock options” may only be granted to employees of the company or our subsidiaries. Subject to adjustment, the aggregate number of shares of company common stock that was initially available for issuance pursuant to awards under our Stock Plan is 11,111,111, of which 3,187,189 shares had been issued as of December 31, 2023 and 3,192,970 shares underlying outstanding awards of unvested RSUs had been reserved for issuance as of December 31, 2023. The shares issued pursuant to awards under our Stock Plan will be made available from shares currently authorized but unissued or shares currently held (or subsequently acquired) by the company as treasury shares, including shares purchased in the open market or in private transactions. During 2023, a total of 1,123,477 RSUs were granted under our Stock Plan. During 2023, no shares of restricted stock were granted under our Stock Plan.

Equity Compensation Plan Information

The following table provides information regarding securities authorized for issuance under our equity compensation plans as of December 31, 2023, categorized by (i) equity compensation plans previously approved by our stockholders and (ii) equity compensation plans not previously approved by our stockholders.

Plan Category	Number of securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (1) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(2) (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders	—	—	—
Equity compensation plans not approved by stockholders (3)	3,192,970	—	4,730,952

Total	3,192,970	—	4,730,952

(1)

As of December 31, 2023, only RSUs were outstanding under our Stock Plan. The number of shares included with respect to RSUs includes the shares of our common stock that would be issued under these awards outstanding at December 31, 2023 if the maximum level of performance is achieved under the awards. If actual performance falls below the maximum level of performance for these awards, fewer shares would be issued.

(2)	The weighted-average exercise price does not consider RSUs because RSUs do not have an exercise price.

(3)	In 2021, our Stock Plan was approved by the bankruptcy court in our Chapter 11 reorganization.

Outstanding Equity Awards at Fiscal Year-End 2023

	Stock Awards (1)
Name	Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Bernie Wolford, Jr.	196,718	2,557,334	451,952	5,875,376
Dominic A. Savarino	81,590	1,060,670	171,411	2,228,343
David L. Roland	66,025	858,325	133,353	1,733,589

(1)	The amounts shown for each of the above persons represent RSUs granted under our Stock Plan. All RSUs may be settled in cash or our common stock.

(2)

The market value of each executive’s unvested RSUs was calculated by multiplying the number of unvested RSUs by $13.00 (the closing price per share of our common stock on December 29, 2023, as reported on the NYSE). In July 2021, Messrs. Savarino and Roland were awarded RSUs that vest with respect to up to approximately 1/3 of the RSUs on each of June 30, 2022, June 30, 2023 and June 30, 2024 upon the attainment of the safety, financial, business development and strategic performance goals specified in the respective award agreements or vest in three equal installments over a three-year period on each of July 1, 2022, July 1, 2023 and July 1, 2024. In October 2021, Mr. Savarino was awarded additional RSUs with the same vesting terms as the July 2021 RSUs. In May 2022, Messrs. Wolford, Savarino and Roland were awarded RSUs that cliff vest upon the achievement of a target stock appreciation performance goal over a three-year period through May 12, 2025 or vest in three equal installments over a three-year period on each of May 12, 2023, May 12, 2024 and May 12, 2025. In January 2023, Messrs. Wolford, Savarino and Roland were awarded RSUs that cliff vest in three years based on the level of achievement of our RTSR during the three-year performance period compared to a group of other companies designated in the respective award agreements or vest in three equal installments over a three-year period on each of January 18, 2024, January 18, 2025 and January 18, 2026. The number of performance-vesting RSUs shown in the above table is based on the target amount of each award. All of the outstanding RSUs are subject to forfeiture if the applicable vesting conditions are not met. See “Compensation Discussion and Analysis — 2021 Long-Term Incentive Awards”, “— 2022 Long-Term Incentive Awards” and “— 2023 Long-Term Incentive Awards” above.

2023 Option Exercises and Stock Vested

	Restricted Stock and RSU Awards (1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Bernie Wolford, Jr.	143,663	1,685,314
Dominic A. Savarino	62,550	898,946
David L. Roland	58,873	856,369

(1)

On March 1, 2023, 30,370 shares of performance-vesting restricted stock granted to Mr. Wolford vested. On May 8, 2023, 74,074 shares of time-vesting restricted stock granted to Mr. Wolford vested. On May 12, 2023, 39,219 time-vesting RSUs granted to Mr. Wolford vested, 12,257 time-vesting RSUs granted to Mr. Savarino vested and 8,579 time-vesting RSUs granted to Mr. Roland vested. On July 1, 2023, a total of 20,117 time-vesting RSUs granted to Mr. Savarino vested and 20,118 time-vesting RSUs granted to Mr. Roland vested. On July 28, 2023, a total of 30,176 performance-vesting RSUs granted to Mr. Savarino vested and 30,176 performance-vesting RSUs granted to Mr. Roland vested. The values realized upon vesting of shares of restricted stock and RSU awards contained in the table are based on the market value of our common stock on the date of vesting.

2023 Pay Versus Performance
As required by Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive compensation actually paid and certain measurements of our company’s financial performance.

							Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO ($)(1) (Bernie Wolford, Jr.)	Compensation Actually Paid to PEO ($)(2) (Bernie Wolford, Jr.)	Summary Compensation Table Total for PEO ($)(3) (Marc Edwards)	Compensation Actually Paid to PEO ($)(4) (Marc Edwards)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(5)	Average Compensation Actually Paid to Non-PEO NEOs ($)(6)	Total Shareholder Return($)(7)	Peer Group Total Shareholder Return($)(7)	Net Income (Loss) (millions)($)(8)	Adjusted EBITDA (millions) ($)(9)
2023	5,229,638	7,019,650	—	—	1,824,840	2,593,463	173.33	109.93	(45)	158
2022	3,698,422	12,598,202	—	—	1,338,787	2,452,251	138.67	108.19	(103)	35
2021	8,203,466	1,926,806	9,099,682	9,099,682	2,617,028	1,570,805	—	—	(2,139)	(323)
2020	—	—	7,077,198	4,309,224	1,471,624	1,167,621	—	—	(1,255)	(823)

(1)	During 2023 and 2022, our CEO was Bernie Wolford, Jr. Mr. Wolford was appointed as our President and CEO on May 7, 2021.
(2)	The adjustments for calculating Compensation Actually Paid to Mr. Wolford are as follows:

Adjustments to Determine Compensation Actually Paid to Bernie Wolford, Jr.	2023	2022	2021	2020
Summary Compensation Table (or SCT) Total for PEO	5,229,638	3,698,422	8,203,466	—
Deduction for Amounts Reported under the Stock Awards Column in our SCT	(3,823,480)	(2,348,784)	(7,303,326)	—
Increase for Fair Value as of Year-end of Awards Granted during the Year that Remain Unvested as of Year- end	4,463,388	4,037,524	684,444	—
Increase for Fair Value as of the Vesting Date of Awards Granted during the Year that Vest during the Year	—	—	342,222	—
Increase/deduction for Change in Fair Value from prior Year-end to current Year-end of Awards Granted Prior to the Year that were Outstanding and Unvested as of Year-end	958,886	743,996	—	—
Increase/deduction for Change in Fair Value from prior Year-end to Vesting Date of Awards Granted Prior to the Year that Vested during the Year	191,218	6,467,045	—	—
Total Adjustments	1,790,012	8,899,780	(6,276,660)	—
Compensation Actually Paid to PEO	7,019,650	12,598,202	1,926,806	—

(3)	During 2020 and until his resignation on April 23, 2021, our CEO was Marc Edwards.
(4)	The adjustments for calculating Compensation Actually Paid to Mr. Edwards are as follows:

Adjustments to Determine Compensation Actually Paid to Marc Edwards	2023	2022	2021	2020
SCT Total for PEO	—	—	9,099,682	7,077,198
Increase/deduction for Change in Fair Value from prior Year-end to Vesting Date of Awards Granted Prior to the Year that Vested during the Year	—	—	—	(748,109)
Deduction of Fair Value of Awards Granted Prior to the Year that were Forfeited during the Year	—	—	—	(2,019,865)
Total Adjustments	—	—	—	(2,767,974)
Compensation Actually Paid to PEO	—	—	9,099,682	4,309,224

(5)	During 2022 and 2023, our non-PEO NEOs were Dominic A. Savarino and David L. Roland. During 2020 and 2021, our non-PEO NEOs were Mr. Savarino, Mr. Roland, Ronald Woll and Scott L. Kornblau.
(6)	The adjustments for calculating Average Compensation Actually Paid to the non-PEO NEOs are as follows:

Adjustments to Determine Average Compensation Actually Paid to Non-PEO NEOs	2023	2022	2021	2020
Average SCT Total for Non-PEO NEOs	1,824,840	1,338,787	2,617,028	1,471,624
Deduction for Amounts Reported under the Stock Awards Column in the SCT	(2,124,154)	(1,247,791)	(5,579,061)	—
Increase for Fair Value as of Year-end of Awards Granted during the Year that Remain Unvested as of Year- end	2,479,659	2,144,932	1,394,168
Increase/deduction for Change in Fair Value from prior Year-end to current Year-end of Awards Granted Prior to the Year that were Outstanding and Unvested as of Year-end	770,931	1,162,803	—	—
Increase/deduction for Change in Fair Value from prior Year-end to Vesting Date of Awards Granted Prior to the Year that Vested during the Year	410,809	166,984	—	(257,297)
Deduction of Fair Value of Awards Granted Prior to the Year that were Forfeited during the Year	—	—	—	(958,715)
Total Adjustments	1,537,245	2,226,928	(4,184,893)	(1,216,012)
Number of Non-PEO NEOs	2	2	4	4
Average Adjustment per Non-PEO NEO	768,623	1,113,464	(1,046,223)	(304,003)
Average Compensation Actually Paid to Non-PEO NEOs	2,593,463	2,452,251	1,570,805	1,167,621

(7)
The calculation is based on a fixed investment of $100 from the beginning of the measurement period, assuming reinvestment of dividends. In the above table, we used the Dow Jones U.S. Oil Equipment & Services Index for our Peer Group Total Shareholder Return. Prior to filing for Chapter 11 reorganization on April 26, 2020, our common stock traded on the NYSE. As a result of our Chapter 11 filing, the NYSE removed our common stock from trading on April 27, 2020, and then delisted our common stock. Upon our emergence from Chapter 11 reorganization on April 23, 2021, our common stock outstanding immediately before our emergence was canceled and our new post-emergence common stock was not registered under Section 12 of the Exchange Act. We relisted our new post-emergence common stock on the NYSE effective March 30, 2022. As a result, our Total Shareholder Return and Peer Group Total Shareholder Return for 2022 in the above table is limited to the period from March 30, 2022 through December 31, 2022 and we cannot report a Total Shareholder Return for 2021 or 2020. To ensure a consistent comparison, we also limited the Peer Group Total Shareholder Return for 2022 in the above table to the period from March 30, 2022 through December 31, 2022 and we did not report a Peer Group Total Shareholder Return for 2021 or 2020.

(8)
We emerged from our Chapter 11 reorganization on April 23, 2021. Upon emergence from bankruptcy, we met the criteria for and were required to adopt fresh start accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 852,
Reorganizations
, which on our emergence date resulted in a new entity for financial reporting purposes, with no beginning retained earnings or deficit as of the fresh start reporting date. Fresh start accounting required that new fair values be established for our assets, liabilities and equity as of the emergence date. The emergence date fair values of our assets and liabilities differ materially from their recorded values as reflected on our historical balance sheets prior to the emergence. In addition, as a result of the application of fresh start accounting and the effects of the implementation of our Joint Plan of Reorganization, the financial statements for the period after April 23, 2021 are not comparable with the financial statements prior to and including April 23, 2021. References to “Successor” in these footnotes refer to our company and its financial position and results of operations from April 24, 2021 to December 31, 2021, and the years ended December 31, 2022 and December 31, 2023, and references to “Predecessor” refer to our company and its financial position and results of operations from January 1, 2021 to April 23, 2021 and the year ended December 31, 2020. See Note 3 “Fresh Start Accounting” to our Consolidated Financial Statements included in Item 8 of our Annual Report on Form
10-K
for the year ended December 31, 2021. The Predecessor’s Net Income

(Loss) in 2021 was $(1,961,989,000), and the Successor’s Net Income (Loss) in 2021 was $(177,344,000). For purposes of reporting Net Income (Loss) for 2021 in the above table, we have combined the Net Loss of the Predecessor in 2021 with the Net Loss of the Successor in 2021.

(9)
See Footnote (8) above regarding adoption of fresh start accounting after our emergence from our Chapter 11 reorganization on April 23, 2021. The Predecessor’s adjusted earnings before interest, taxes, depreciation and amortization (or Adjusted EBITDA) in 2021 was $(239,787,000), and the Successor’s Adjusted EBITDA in 2021 was $(83,700,000). For purposes of reporting Adjusted EBITDA for 2021 in the above table, we have combined the Adjusted EBITDA of the Predecessor in 2021 with the Adjusted EBITDA of the Successor in 2021. Adjusted EBITDA is a financial measure that does not conform with generally accepted accounting principles in the United States (or GAAP). We believe that this non-GAAP
financial measure provides meaningful information about our performance by excluding certain items that may not be indicative of our ongoing operating results. This allows investors and others to better compare our financial results across previous and subsequent accounting periods and to those of peer companies and to better understand our long-term performance.
Non-GAAP
financial measures should be considered a supplement to, and not as a substitute for, or superior to, contract drilling revenue, contract drilling expense, operating income or loss, cash flows from operations or other measures of financial performance prepared in accordance with GAAP. The following table summarizes how Adjusted EBITDA is calculated from Loss Before Income Tax Benefit (Expense) as reported in our audited financial statements.

Reconciliation of Loss Before Income Tax Benefit (Expense) to Adjusted EBITDA (in thousands)
	Successor	Successor	Successor	Predecessor	Combined	Predecessor
	Year Ended 12/31/2023	Year Ended 12/31/2022	Period 04/24/2021 through 12/31/2021	Period 01/01/2021 through 04/23/2021	Year Ended 12/31/2021	Year Ended 12/31/2020
As reported Loss Before Income Tax (Expense) Benefit	(13,724)	(105,606)	(175,690)	(2,001,393)	(2,177,083)	(1,276,090)
Interest expense	53,418	40,423	26,180	34,827	61,007	42,585
Interest income	(1,637)	(18)	(3)	(30)	(33)	(484)
Foreign currency transaction gain	5,920	3,023	997	172	1,169	4,498
Depreciation	111,301	103,478	68,504	92,758	161,262	320,085
Gain on disposition of assets	(4,382)	(4,895)	(1,024)	(5,486)	(6,510)	(7,375)
Other, net	556	(1,267)	(10,752)	(398)	(11,150)	(560)
Restructuring and separation costs	—	—	—	—	—	17,724
Reorganization costs	—	—	8,088	1,639,763	1,647,851	76,910
Adjusted EBITDA	157,980	35,138	(83,700)	(239,787)	(323,487)	(822,707)
The following three graphs use the information provided in the table above to describe the relationship between:

•
(i) the compensation actually paid to our PEO and the average compensation actually paid to our non-PEO
NEOs for each year indicated and (ii) our cumulative total shareholder return (or TSR) and the cumulative TSR of our peer group;

•	(i) the compensation actually paid to our PEO and the average compensation actually paid to our non-PEO NEOs for each year indicated and (ii) our Net Income (Loss); and

•	(i) the compensation actually paid to our PEO and the average compensation actually paid to our non-PEO NEOs for each year indicated and (ii) our Adjusted EBITDA.

For purposes of the Compensation Actually Paid to our PEO for 2021 in the below graphs, we have aggregated the Compensation Actually Paid to Mr. Wolford and Mr. Edwards for 2021 provided in the table above, which includes the $6.0 million severance payment to Mr. Edwards upon his termination of employment in April 2021.

Most Important Financial Performance Measures for Our NEOs
Adjusted EBITDA
Relative Total Shareholder Return
Stock Price Appreciation

Potential Payments Upon Termination or Change in Control

Under the terms of our compensation and severance plans and award agreements, our NEOs are entitled to certain payments and benefits upon the occurrence of specified events, including termination of employment. The following summary and tables describe the specific terms of these arrangements and the estimated payments payable to each of Messrs. Wolford, Savarino and Roland upon termination of employment under our compensation programs as if his employment had terminated for these reasons on December 31, 2023.

The amounts of potential future payments and benefits as set forth in the tables below, and the descriptions of the assumptions upon which such future payments and benefits are based and derived, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are estimates of payments and benefits to certain of our executives upon their termination of employment, and actual payments and benefits may vary materially from these estimates. Actual amounts can only be determined at the time of such executive’s actual separation from our company. Factors that could affect these amounts and assumptions include, among others, the timing during the year of any such event, our company’s stock price, unforeseen future changes in our company’s benefits and compensation methodology, the age of the executive and the circumstances of the executive’s termination of employment.

For purposes of the following tables, with respect to each NEO, dollar amounts are estimates based on annual base salary as of December 31, 2023 and benefits paid to the NEO in fiscal year 2023. The market value of each executive’s accelerated RSUs shown in the below tables was calculated by multiplying the number of unvested RSUs by $13.00 (the closing price per share of our common stock on December 29, 2023, as reported on the NYSE). See “Compensation Discussion and Analysis—2021 Long-Term Incentive Awards”, “—2022 Long-Term Incentive Awards” and “—2023 Long-Term Incentive Awards” above. The actual amounts to be paid to the NEOs can only be determined at the time of each executive’s separation from the company.

In addition to the amounts in the below summaries, if the NEO resigns or his employment is terminated for any reason, he may be paid for his unused vacation days. The summaries assume that there is no earned but unpaid base salary or unpaid business expense reimbursements as of the time of termination.

Bernie Wolford, Jr.

Mr. Wolford’s employment agreement provides that, if Mr. Wolford’s employment is terminated (a) due to his death or by us due to his disability, he will be entitled to any accrued but unpaid annual bonus with respect to the preceding calendar year and (b) by us without “cause” (as defined in his agreement) or by Mr. Wolford with “good reason” (as defined in his agreement), he will be entitled to (i) any accrued but unpaid annual bonus with respect to the preceding calendar year, (ii) a lump-sum cash payment equal to 200% of the sum of (A) his base salary plus (B) target annual bonus and (iii) continued participation in our group health plan for him and his eligible dependents for a period of 24 months at our expense. No severance is payable upon termination of employment for cause or a voluntary termination by Mr. Wolford without good reason.

In estimating the extent to which the unvested performance-based RSUs granted to Mr. Wolford on May 12, 2022 may have vested under the terms of his award agreement if his employment had been terminated on December 31, 2023 without “cause” or as a result of his death or disability or a resignation for “good reason,” we assumed that the highest 30-day VWAP achieved during the performance period prior to his termination was $13.00 (the closing price per share of our common stock on December 29, 2023, as reported on the NYSE), which would result in 100% of his performance-based RSUs vesting.

In estimating the extent to which the unvested performance-based RSUs granted to Mr. Wolford on January 18, 2023 may have vested under the terms of his award agreement if his employment had been terminated on December 31, 2023 without “cause” or as a result of his death or disability or a resignation for “good reason,” we assumed that a prorated 33% of his performance-based RSUs would have continued to be eligible to vest and that the performance conditions applicable to the vesting of those RSUs would have been achieved at target and therefore 33% of his remaining eligible performance-based RSUs would have vested at target.

In estimating the extent to which Mr. Wolford’s unvested time-based and performance-based RSUs may have vested under the terms of his award agreements if his employment had been terminated on December 31, 2023 after a change in control, we estimated that all of his awards would have been treated as “Rollover Awards” in the change in control and therefore all of his remaining unvested time-based and performance-based RSUs would have vested in full.

In estimating the extent to which Mr. Wolford’s unvested time-based and performance-based RSUs may have vested under the terms of his award agreements if Mr. Wolford had voluntarily terminated his employment on December 31, 2023 for other reasons, we assumed that the Compensation Committee did not make any changes to the award terms within their discretion that would affect vesting.

For a description of the terms of Mr. Wolford’s time-based RSU award and performance-based RSU award granted on May 12, 2022 and January 18, 2023, see “Compensation Discussion and Analysis — 2022 Long-Term Incentive Awards” and “— 2023 Long-Term Incentive Awards” above.

Mr. Wolford’s employment agreement contains non-competition covenants restricting his ability to compete with us and non-solicitation covenants, applicable in each case during the term of the employment agreement and for a period of one year thereafter, and covenants concerning confidentiality, rights to inventions and non-disparagement.

Other NEOs

Messrs. Savarino and Roland are participants in the Supplemental Severance Plan, which provides that if a participant’s employment is terminated by our company without “cause” or as a result of the recipient’s death or disability or a resignation for “good reason” (each of “cause” and “good reason” as defined in the Supplemental Severance Plan), the participant will be eligible to receive a lump-sum cash payment in an amount equal to the sum of the participant’s annual base salary and annual target bonus and, subject to the participant’s election of continuation of health care coverage pursuant to COBRA, we will pay the full cost of the participant’s COBRA premiums for 12 months from the date of the termination. If a participant’s employment is terminated by our company without cause or due to a resignation for good reason within six months prior to, or one year following, a change in control of our company, the participant will instead be eligible to receive a lump-sum cash payment in an amount equal to 1.5 times the sum of the participant’s annual base salary and annual target bonus and, subject to the participant’s election of COBRA coverage, we will pay the full cost of the participant’s COBRA premiums for 18 months from the date of such termination. To be eligible to receive severance benefits under the Supplemental Severance Plan, a participant must enter into an agreement with us that contains restrictive covenants with respect to confidentiality and non-solicitation of customers (for three months after termination) and employees (for six months after termination).

In estimating the extent to which the remaining unvested performance-based RSUs granted to Mr. Savarino on July 1, 2021 and October 1, 2021, and granted to Mr. Roland on July 1, 2021, may have vested under the terms of their award agreements if their employment had been terminated on December 31, 2023 without “cause” or as a result of their death or disability or a resignation for “good reason,” we estimated that the performance conditions applicable to the vesting of the awards would have been achieved at target and therefore their remaining eligible performance-based RSUs would have vested at target.

In estimating the extent to which the unvested performance-based RSUs granted to Messrs. Savarino and Roland on May 12, 2022 may have vested under the terms of their award agreements if their employment had been terminated on December 31, 2023 without “cause” or as a result of their death or disability or a resignation for “good reason,” we assumed that the highest 30-day VWAP achieved during the performance period prior to their termination was $13.00 (the closing price per share of our common stock on December 29, 2023, as reported on the NYSE), which would result in 100% of their performance-based RSUs vesting.

In estimating the extent to which the unvested performance-based RSUs granted to Messrs. Savarino and Roland on January 18, 2023 may have vested under the terms of their award agreements if their employment had been terminated on December 31, 2023 without “cause” or as a result of their death or disability or a resignation for “good reason,” we assumed that a prorated 32% of their performance-based RSUs would have continued to be eligible to vest and that the performance conditions applicable to the vesting of those RSUs would have been achieved at target and therefore 32% of their remaining eligible performance-based RSUs would have vested at target.

In estimating the extent to which Messrs. Savarino and Roland’s unvested time-based and performance-based RSUs may have vested under the terms of their award agreements if their employment had been terminated on December 31, 2023 after a change in control, we estimated that all of their awards would have been treated as “Rollover Awards” in the change in control and therefore all of their remaining unvested time-based and performance-based RSUs would have vested in full.

In estimating the extent to which Messrs. Savarino and Roland’s unvested time-based and performance-based RSUs may have vested under the terms of their award agreements if their employment had been voluntarily terminated on December 31, 2023 by them for other reasons, we assumed that the Compensation Committee did not make any changes to the award terms within their discretion that would affect vesting.

For a description of the terms of the time-based RSU awards and performance-based RSU awards granted to Messrs. Savarino and Roland on July 1, 2021, May 12, 2022 and January 18, 2022, and the time-based RSU awards and performance-based RSU awards granted to Mr. Savarino on October 1, 2021, see “Compensation Discussion and Analysis—2021 Long-Term Incentive Awards,” “—2022 Long-Term Incentive Awards” and “—2023 Long-Term Incentive Awards” above.

Assuming the employment of each below NEO was terminated under each of these circumstances on December 31, 2023, his payments and benefits would have had an estimated value as follows (less applicable withholding taxes):

Bernie Wolford, Jr. Executive Benefits & Payments	Termination for Good Reason or Without Cause ($)	Termination for Death or Disability ($)	Termination for Cause ($)	Other Voluntary Termination ($)	Termination after Change in Control ($)
Cash Severance	3,975,000	825,000	—	—	3,975,000
Accelerated RSUs	4,306,952	4,306,952	—	—	8,432,710
COBRA Insurance Continuation	5,865	—	—	—	5,865
SERP	16,591	16,591	16,591	16,591	16,591

Total	8,304,408	5,148,543	16,591	16,591	12,430,166

Dominic A. Savarino Executive Benefits & Payments	Termination for Good Reason or Without Cause ($)	Termination for Death or Disability ($)	Termination for Cause ($)	Other Voluntary Termination ($)	Termination after Change in Control ($)
Cash Severance	811,800	811,800	—	—	1,217,700
Accelerated RSUs (1)	1,738,204	1,738,204	—	—	3,289,013
COBRA Insurance Continuation	5,516	5,516	—	—	5,516
SERP	15,360	15,360	15,360	15,360	15,360

Total	2,570,880	2,570,880	15,360	15,360	4,527,589

David L. Roland Executive Benefits & Payments	Termination for Good Reason or Without Cause ($)	Termination for Death or Disability ($)	Termination for Cause ($)	Other Voluntary Termination ($)	Termination after Change in Control ($)
Cash Severance	793,800	793,800	—	—	1,190,700
Accelerated RSUs (1)	1,352,377	1,352,377	—	—	2,591,914
COBRA Insurance Continuation	5,420	5,420	—	—	5,420
SERP	43,959	43,959	43,959	43,959	43,959

Total	2,195,556	2,195,556	43,959	43,959	3,831,993

(1)

The award agreements for the RSUs granted to Messrs. Savarino and Roland on July 1, 2021 and to Mr. Savarino on October 1, 2021 permit acceleration for termination without “cause” but do not permit acceleration upon termination for “good reason.” As a result, the payments in this column with respect to Accelerated RSUs awarded on July 1, 2021 and October 1, 2021 would have been payable only upon termination without “cause.”

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our current CEO, Mr. Wolford. For 2023:

•	the annual total compensation of the employee identified at median of our company (other than our CEO) was $108,799; and

•	the total compensation of Mr. Wolford, as reflected in the 2023 Summary Compensation Table above, was $5,229,638.

Based on this information, for 2023 the ratio of the total annualized compensation of Mr. Wolford to the median of the annual total compensation of all employees was estimated to be approximately 48 to 1.

This pay ratio is a reasonable estimate calculated in accordance with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of Mr. Wolford and our median employee, we used the following methodology, material assumptions, adjustments and estimates:

•

We identified our median-compensated employee from all full-time, part-time and temporary workers (except for our employees in Singapore as described below) who were included as employees on our payroll records as of December 31, 2023, based on actual base salary, overtime and bonuses paid for calendar year 2023. We believe the use of such cash compensation for all employees is a consistently-applied compensation measure because we do not widely distribute equity awards to employees.

•

We determined that, as of December 31, 2023, our employee population for purposes of this pay ratio calculation consisted of approximately 1,999 individuals globally. As permitted by SEC rules, when identifying our median employee for purposes of the pay ratio calculation, we excluded the compensation of our three employees based in Singapore.

•

Compensation for newly-hired employees who worked less than a full year was annualized. The pay for employees based outside of the U.S. was converted to U.S. dollars using the average of the exchange rates in effect on each of January 1, 2023 and December 31, 2023. We did not make any cost of living adjustments in identifying the median employee. The median employee from our analysis had anomalous compensation characteristics and was substituted with a similarly-situated employee with a materially equivalent compensation level.

•

After identifying the median employee based on total cash compensation, we calculated annual total compensation for such employee using the same methodology we use for our NEOs as set forth in the 2023 Summary Compensation Table.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal No. 2)

Although we are not required to do so, we are asking our stockholders to approve, on an advisory basis, the compensation of our NEOs as we have described it in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement. This advisory vote is sometimes referred to as “say-on-pay.”

While this say-on-pay advisory vote is not binding on us, management and the Compensation Committee will review the voting results for purposes of obtaining information regarding investor sentiment about our executive compensation philosophy, policies and practices. If there is a significant number of negative votes, we will seek to understand the concerns that influenced the negative votes and consider them in making decisions about our executive compensation program in the future. At our 2023 annual meeting, our stockholders approved our non-binding advisory vote on the compensation of our NEOs, with over 98% of the votes cast on the proposal voting in favor of its approval.

We believe that the information we have provided in this proxy statement demonstrates that our executive compensation program is designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. As described above in detail in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement, our compensation program during 2023 included both fixed compensation and variable compensation, with most of the executive compensation being at risk and subject to the satisfaction of performance-based incentives that were designed to support our long-term business strategies and promote creation of stakeholder value. We believe our program delivers reasonable pay that is strongly linked to our performance and rewards achievement of performance that is aligned with stakeholder interests.

Accordingly, our Board of Directors strongly endorses the company’s executive compensation program and recommends a vote FOR the following resolution:

RESOLVED, that the compensation paid to our company’s named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved on an advisory basis.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

(Proposal No. 3)

The Audit Committee of our Board selected Deloitte & Touche LLP (or D&T) to serve as our independent registered public accounting firm (independent auditor) for fiscal year 2024. Although it is not required to do so, our Board is submitting the selection of D&T for ratification by our stockholders at the Annual Meeting. Regardless of the outcome of the vote, the Audit Committee has the authority within its discretion to recommend and approve any appointment, retention or dismissal of our independent auditor.

D&T has served as our independent auditor since 1989. We expect that a representative of D&T will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available during the Annual Meeting to respond to appropriate questions from stockholders.

Audit Fees

D&T and its affiliates billed the following fees for the years ended December 31, 2023 and 2022:

	2023	2022
Audit Fees (1)	$2,540,000	$2,148,000
Audit-Related Fees	—	—
Tax Fees (2)	34,000	16,000
All Other Fees (3)	4,000	4,000

Total	$2,578,000	$2,168,000

(1)

Audit Fees include the aggregate fees and expenses for the audit of our annual financial statements and internal control over financial reporting, reviews of our quarterly financial statements and various statutory audits of our foreign subsidiaries.

(2)	Tax fees include aggregate fees and expenses related to tax consultations with respect to tax disputes outside the scope of the annual audit of our financial statements.
(3)	All Other Fees include fees and expenses for a subscription to an accounting research tool and a cybersecurity assessment.

Auditor Engagement and Pre-Approval Policy

In order to assure the continued independence of our independent auditor, currently D&T, the Audit Committee has a policy requiring pre-approval of all audit and non-audit services performed by the independent auditor. Under this policy, the Audit Committee annually pre-approves certain limited, specified recurring services that may be provided by D&T. All other engagements for services that may be provided by D&T must be specifically pre-approved by the Audit Committee, or a designated committee member to whom this authority has been delegated. Since its adoption of this policy, the Audit Committee or its designee has pre-approved all engagements by us and our subsidiaries for services of D&T, including the terms and fees thereof, and concluded that such engagements were compatible with the continued independence of D&T in serving as our independent auditor.

Our Board recommends a vote FOR Proposal No. 3.

SOLICITATION EXPENSES

We will bear the cost of preparing, printing and mailing this proxy statement and the accompanying proxy card and of this solicitation of proxies on behalf of our Board. In addition to solicitation by mail, we may solicit proxies personally, by telephone or other means. We intend to request brokerage houses, custodians, nominees and others who hold our common stock in their names to solicit proxies from the persons who beneficially own such stock and we will reimburse these brokerage houses, custodians, nominees and others for the reasonable costs of sending the proxy materials to the beneficial owners of our common stock.

COMMUNICATIONS WITH DIAMOND OFFSHORE AND OTHERS

Stockholders and other interested parties may communicate directly with our Chairman, other independent directors or our Board as a whole by writing to Diamond Offshore, 777 N. Eldridge Parkway, Suite 1100, Houston, Texas 77079, Attn: Corporate Secretary. Stockholders should clearly specify in each communication the name of the individual director or group of directors to whom the communication is addressed. Inquiries sent by mail will be reviewed by our Corporate Secretary and, if they pertain to the functions of the Board or if the Corporate Secretary otherwise determines that they should be brought to the intended recipient’s attention, they will be forwarded to the intended recipient. Concerns relating to accounting, internal controls, auditing or compliance matters will be brought to the attention of our Audit Committee and handled in accordance with procedures established by the Audit Committee. Items that are unrelated to the duties and responsibilities of the Board, such as personal employee complaints, resumes and other forms of job inquiries, surveys, service complaints, requests for donations, business solicitations or advertisements, will not be forwarded to the directors. In addition, material that is viewed as hostile, threatening, illegal or similarly unsuitable will not be forwarded.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR OUR 2025 ANNUAL MEETING

Stockholders who desire to submit a proposal for inclusion in our proxy materials for our 2025 annual meeting of stockholders may do so by complying with the procedures set forth in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in our proxy materials under Rule 14a-8, stockholder proposals must be received by our Corporate Secretary at our principal executive offices no later than November 28, 2024 and otherwise comply with the rules and procedures set forth in Rule 14a-8. Stockholder proposals should be addressed to Diamond Offshore, 777 N. Eldridge Parkway, Suite 1100, Houston, Texas 77079, Attention: Corporate Secretary.

Under our Bylaws, with respect to any stockholder proposal that is not submitted for inclusion in next year’s proxy statement under Rule 14a-8, and with respect to any stockholder nominees for director, a stockholder’s notice must be delivered to Diamond Offshore, 777 N. Eldridge Parkway, Suite 1100, Houston, Texas 77079, Attention: Corporate Secretary, and must be received by our Corporate Secretary no earlier than January 9, 2025, and not later than February 8, 2025, unless the date of the next annual meeting is more than 30 days before or more than 60 days after May 9, 2025. Any such stockholder proposal or director nomination must comply in all respects with the specific requirements included in our Bylaws (including, if applicable, with respect to Rule 14a-19 under the Exchange Act). If a proposal is received before or after the applicable date, our proxy for our 2025 annual meeting of stockholders may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for our 2025 annual meeting of stockholders.

OTHER MATTERS

While management has no reason to believe that any other business will be presented, if any other matters should properly come before the Annual Meeting, the proxies will be voted as to such matters in accordance with the best judgment of the proxy holders.

BY ORDER OF THE BOARD OF DIRECTORS

DAVID L. ROLAND
Senior Vice President, General Counsel and Secretary

Style IPC Your vote P.O. BOX 8016, CARY, NC 27512-9903 matters! Have your ballot ready and please use one of the methods below for easy voting: Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions. Scan QR for digital voting Diamond Offshore Drilling, Inc. Internet: www.proxypush.com/DO • Cast your vote online Annual Meeting of Stockholders • • Have your Proxy Card ready Follow the simple instructions to record your vote For Stockholders of record as of March 15, 2024 Phone: Thursday, May 9, 2024 8:30 AM, Local Time 1-866-895-6890 Boardroom A of the Customer Connection Center located at 757 N. Eldridge • Use any touch-tone telephone • Have your Proxy Card ready Parkway, Houston, Texas 77079 • Follow the simple recorded instructions Mail: • • Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid YOUR VOTE IS IMPORTANT! envelope provided PLEASE VOTE BY: 8:30 AM, Local Time May 9, 2024. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Bernie Wolford, Jr. and David L. Roland, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Diamond Offshore Drilling, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS’ RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE Copyright © 2024 BetaNXT, Inc. or its affiliates. All Rights Reserved

Proposal_Page—VIFL Diamond Offshore Drilling, Inc. Annual Meeting of Stockholders Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 3 BOARD OF DIRECTORS PROPOSAL YOUR VOTE RECOMMENDS 1. To elect two directors, each to serve a term of one year expiring at the annual meeting of stockholders to be held in 2025 and until his/her respective successor is duly elected and qualified or until his/her earlier death, resignation, disqualification or removal; FOR AGAINST ABSTAIN 1.01 Benjamin C. Duster, IV FOR #P2# #P2# #P2# 1.02 Bernie Wolford, Jr FOR #P3# #P3# #P3# FOR AGAINST ABSTAIN 2. To hold an advisory vote on executive compensation; FOR #P4# #P4# #P4# 3. To ratify the appointment of Deloitte & Touche LLP as the independent auditor for our company FOR and its subsidiaries for fiscal year 2024; and #P5# #P5# #P5# 4. To transact such other business as may properly come before the meeting or any adjournments or postponements. Check here if you would like to attend the meeting in person. Authorized Signatures—Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date